EXHIBIT 10.5

Share Purchase Agreement

between

Etimex Holding GmbH

Etimex Primary Packaging GmbH

Solutia Inc.

and

Flexsys Verwaltungs- und Beteiligungsgesellschaft mbH

dated 28 February 2010

regarding the sale and purchase of Etimex Solar GmbH

7.4	Authorization; No Insolvency; Corporate Governance	33
7.5	Financial Statements; Liabilities	34
7.6	Title to Assets; Encumbrances	35
7.7	Compliance with Laws	35
7.8	Noncontravention	36
7.9	Intellectual Property Rights	36
7.10	Litigation	37
7.11	Material Contracts	38
7.12	Real Property	39
7.13	Product Warranty; Product Liability	39
7.14	Affiliate Transactions	40
7.15	Customers and Suppliers	40
7.16	Employee and Labor Matters	40
7.17	Taxes	43
7.18	Insurance Coverage	43
7.19	Conduct of Business	43
7.20	Environmental Matters	45
7.21	Broker’s Fees	45
7.22	No Other Representations and Warranties	46
Section 8.	Covenants	46
8.1	Conduct of Business Prior to Closing; Actions by the Companies	46
8.2	Release from Guarantees	48
8.3	Cooperation	48
8.4	Notice of Developments	49
8.5	Interim Financial Information	49
8.6	Reimbursement for Payments Related to Seller, EPP GmbH or the Companies after Closing	50
8.7	Covenant to Non-Compete	51
8.8	Use of Seller’s Names	51
8.9	Transition	52
8.10	Litigation Support	53
8.11	Exclusivity	53
Section 9.	Indemnification	54
9.1	Restitution/Payment of Damages	54
9.2	Notification of Damage Claims and Remedial Measures	56
9.3	Monetary Limitations on Liability	57
9.4	Statute of Limitation	59
9.5	No Additional Rights or Remedies	59
9.6	Indemnities for Non-Compliance	60
9.7	Excluded Liabilities	61
9.8	Collection; Guarantor’s Guarantees	62
9.9	Purchase Price Adjustment	63
9.10	Waiver	63

Section 10.	Taxes	64
10.1	Tax Indemnification	64
10.2	Tax Covenants of Purchaser	65
10.3	Tax Refunds	66
10.4	Indemnification Procedures	67
10.5	Cooperation on Tax Matters	68
10.6	VAT Group	68
10.7	Tax Limitation Period	69
Section 11.	Representations of and Indemnity from Purchaser and Purchaser Parent	69
11.1	Representations	69
11.2	Indemnity in Case of Breach of Representation	71
11.3	Purchaser Parent Guaranty	71
Section 12.	Merger Control Proceedings / Other Regulatory Requirements	71
Section 13.	Public Announcements, Non-Solicitation	73
13.1	Public Disclosure and Confidentiality	73
13.2	Non-Solicitation	74
Section 14.	Miscellaneous	74
14.1	Interest	74
14.2	Costs and Expenses	75
14.3	Notices	75
14.4	Entire Agreement; Amendments and Waivers	75
14.5	Assignments, Third Parties	76
14.6	Set-off and Retention	76
14.7	Further Assurances	76
14.8	Severability	77
14.9	Interpretation	77
Section 15.	Governing Law, Jurisdiction	77
15.1	Governing Law	77
15.2	Jurisdiction	77

This Share Purchase Agreement is entered into on this 28th day of February 2010, by and between

1.	Etimex Holding GmbH,
a German limited liability company located in 89165 Dietenheim, Martin-Adolff-Straße 44, registered with the commercial register of the local court of Ulm under register number HRB 720666,

(“Seller”),

2.	Etimex Primary Packaging GmbH,
a German limited liability company located in 89165 Dietenheim, Martin-Adolff-Straße 44, registered with the commercial register of the local court of Ulm under register number HRB 722023,

(“Guarantor” or “EPP GmbH” or “New Packaging”),

3.	Solutia Inc.,
a Delaware corporation located in 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760 U.S.A.,

(“Purchaser Parent”),

and

4.	Flexsys Verwaltungs- und Beteiligungsgesellschaft mbH,
a German limited liability company located at Grosse Drakenburgerstrasse 93-97, Postfach 1440, D-31582 Nienburg/Weser, and registered with the commercial register of the local court of Walsrode under register number HRB 30 675,

(“Purchaser”).

PREAMBLE

(A)
WHEREAS, Seller is the owner of 100% of the issued share capital of Etimex Solar GmbH, registered in the commercial register of the local court of Ulm under register number HRB 4548 (“Target”).  Target has a registered share capital of EUR 25,000 consisting of one share (Geschäftsanteil) in the nominal amount of EUR 25,000 (the “Sold Share”) owned by Seller;

(B)	WHEREAS, Target directly holds, as described in Schedule B, all shares in Etimex Solar USA Inc., a corporation organized and existing under the laws of the State of Delaware,

United States, with registered office at World Trade Center Delaware, 702 West Street, City of Wilmington, Delaware (the “US Subsidiary”, together with Target the “Companies” and each a “Company”);

(C)
WHEREAS, Target and US Subsidiary are engaged in the business of designing, developing, manufacturing and distributing specialty films and products for the encapsulation of solar cells, thin film solar coatings and other active semiconductor materials in photovoltaic solar modules and any other related applications (the “Solar Business”), which Solar Business does not include the packaging business as conducted by EPP GmbH or any other member of Seller’s Group or any predecessor thereof or any other business operation of EPP GmbH (the “Packaging Business”);

(D)
WHEREAS, as of the date of this Agreement, Target is the owner of all shares in EPP GmbH. The shares in EPP GmbH shall be sold and transferred by Target to Seller prior to the Closing Date by way of a separate sale and purchase agreement and will therefore not be owned by Target as of the Closing of the transactions contemplated by this Agreement;

(E)
WHEREAS, on 7 August 2008, Target has entered into a spin-off-agreement with EPP GmbH (Ausgliederungsvertrag; the “Spin-Off-Agreement”). Pursuant to the Spin-Off-Agreement, Target has divested its Packaging Business to EPP GmbH (the “Spin-Off”);

(F)	WHEREAS, Seller intends to sell to Purchaser the Sold Share, and Purchaser intends to purchase the Sold Share (the sale, purchase and transfer of the Sold Share hereinafter the “Transaction”).

NOW, THEREFORE, the Parties agree as follows:

SECTION 1.  DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings ascribed to them as follows:

“2009 Audited Financial Statements”	has the meaning as defined in Section 8.5(c).
“2009 Unaudited Financial Statements”	means the unaudited financial statements of the Companies for the fiscal year ending on 31 December 2009 which have been provided to Purchaser prior to signing of this Agreement.

“Accounting Firm”	has the meaning as defined in Section 6.4(a).
“Acquisition Proposal”
means any inquiry regarding, or proposal or offer to enter into, a transaction to acquire, by purchase, merger, license, transfer or otherwise, to acquire any capital stock of either of the Companies or any of their businesses or assets (other than sales of inventory and the like in the ordinary course) or any right to acquire any of the foregoing, made by any Person other than Purchaser, Purchaser Parent or any of their Affiliates or representatives.

“Affiliate”
means, with respect to any Person, any general or limited partnership, corporation, business trust, limited liability company, trust, association, civil law partnership or other unincorporated organization, or any other entity or individual, which is an affiliate (verbundenes Unternehmen) within the meaning of sections 15 et seqq. German Stock Corporation Act (Aktiengesetz) or a relative or an affiliated individual (nahestehende Person) within the meaning of section 15 German Tax Code (Abgabenordnung) of any such Person.

“Agreement”	means this Share Purchase Agreement.
“AktG”	means the German Stock Corporation Act (Aktiengesetz).
“Audited Financial Statements”	has the meaning as defined in Section 7.5(a).
“AWV”	means the German Foreign Trade Act Implementation Ordinance (Durchführungsverordnung zum Außenwirtschaftsgesetz).
“Benefit Plans”	has the meaning as defined in Section 7.16(m).
“BGB”	means the German Civil Code (Bürgerliches Gesetzbuch).
“Breach”	has the meaning as defined in Section 9.1(a).
“Business Day”	means any day on which the commercial banks in Frankfurt am Main, Germany, are open for regular business transactions.
“Cash”	has the meaning as defined in Section 4.1(b).

“Closing”	has the meaning as defined in Section 5.1.
“Closing Conditions”	means, collectively, the Joint Closing Conditions, Purchaser Closing Conditions and Seller Closing Condition.
“Closing Date”	has the meaning as defined in Section 5.1.
“Companies”	has the meaning as defined in paragraph (B) of the Preamble.
“Company”	has the meaning as defined in paragraph (B) of the Preamble.
“Company Intellectual Property Rights”	has the meaning as defined in Section 7.9(b).
“Confidentiality Agreement”	has the meaning as defined in Section 14.4(a).
“Contract”
means any agreement or contract (including any lease, guarantee, accepted customer order or accepted purchase order), whether written or oral and including any right or obligation under any of the foregoing.

“Current Properties”	means, collectively, the Owned Real Property and the Leased Real Property.
“Damages”	has the meaning as defined in Section 9.1(a).
“Data Room”
means the electronic data room hosted by Intralinks, managed by Jefferies International Ltd. under the code name “Crystal” and opened from 12 December 2009 to and including the status through 26 February 2010 as provided to Purchaser Parent.  The Data Room documentation (including the written answers by Seller to certain inquiries from Purchaser or Purchaser Parent in the Data Room) disclosed is contained on one (1) CD-ROM, which for purpose of proof (Beweiszwecke) has been deposited with the acting notary.

“Disclosure Schedule”	has the meaning as defined in Section 7.
“Due Diligence”	means the due diligence by Purchaser and its advisors conducted in the Data Room and based on other information provided to it.
“Effective Date”	has the meaning as defined in Section 3.2(a).

“Effective Date Certificate”	has the meaning as defined in Section 6.1(a).
“Effective Date Financial Statements”	has the meaning as defined in Section 6.1(a).
“Environmental Laws”
means, whenever in effect, all European Community, federal, provincial, state, local and foreign statutes, regulations, subordinate legislation, codes of law, judgments, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations with Governmental Authorities and, where applicable, all common law, in each of the foregoing cases concerning public health and safety and workplace health and safety (in each case solely to the extent relating to exposure to hazardous materials, substances or wastes), or pollution or protection of the environment, including the European Union’s Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals.

“Environmental Permits”	means any license, approval, authorization, permission, registration, notification, waiver, order or exemption which is issued, granted or required under Environmental Laws.
“EPP Effective Date”	has the meaning as defined in Section 3.2(b).
“EPP FY Date”	has the meaning as defined in Section 3.2(b).
“EPP GmbH”	has the meaning as defined in the recitals of this Agreement.
“EPP Loan Payable”	has the meaning as defined in Section 3.3(e).
“EPP Loan Receivable”	has the meaning as defined in Section 3.3(e).
“EPP Loss Balancing Payable”	has the meaning as defined in Section 3.3(e).
“EPP Profit Transfer Agreement”	has the meaning as defined in Section 3.1(b).
“EPP Profit Transfer Payable”	has the meaning as defined in Section 3.3(e).
“EPP Share Transfer”	has the meaning as defined in Section 3.4.
“EPP Transfer”	has the meaning as defined in Section 3.3(e).

“ES Loan Receivable”	has the meaning as defined in Section 3.3(a).
“ES Loan Receivable Purchase Price”	has the meaning as defined in Section 3.3(c).
“ES Profit Transfer Agreement”	has the meaning as defined in Section 3.1(a).
“ES Profit Transfer Receivable”	has the meaning as defined in Section 3.3(a).
“Estimated ES Loan Receivable Purchase Price”	has the meaning as defined in Section 4.3(a)(iii).
“Estimated Inter-Group Net-Debt Amount”	has the meaning as defined in Section 4.3(a)(ii).
“Estimated Purchase Price”	has the meaning as defined in Section 4.3(a)(i).
“EURIBOR”
means the rate for deposits in Euro for a period of three months which appears on the appropriate page of the Reuters screen (or such other page as may replace such page on that service for the purpose of displaying Brussels interbank offered rate quotations of major banks as of 11.00 a.m. (Brussels time)) on the relevant due date to be reset accordingly at the beginning of each following 3-month period for which such EURIBOR is fixed.

“Euro Reference Rate”	has the meaning as defined in Section 4.6(a).
“Excluded Liabilities”	has the meaning as defined in Section 9.7(a).
“Financial Debt”	has the meaning as defined in Section 4.1(b).
“Financing”	has the meaning as defined in Section 11.1(f).
“German Capital Maintenance Rules”	has the meaning as defined in Section 9.3(g).
“Governmental Authority”	means any United States federal, state or local or non-United States governmental or regulatory authority, agency, commission, court, body or other governmental entity.
“Guarantor”	has the meaning as defined in the recitals of this Agreement.
“GWB”	means the German Act Against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen).

“HGB”	means the German Commercial Code (Handelsgesetzbuch).
“Increased Tax”
means any increase of any Tax assessed against any of the Companies, including any decrease of corporation tax credit (Körperschaftsteuerguthaben) within the meaning of section 37 of the German Corporate Income Tax Act (KStG) or similar tax credits under the tax laws of any other jurisdiction, however, excluding, for the avoidance of doubt, notional tax credits (such as increases of loss carry-forwards, timing differences or potential write-offs).

“Indemnifiable Tax”
means any Tax imposed (by a Tax assessment or otherwise) on the Companies by any Taxing Authority, including, for the avoidance of doubt, any Tax levied on any of the Companies as a secondary liability (Haftungsschuld) and excluding any notional tax losses (such as reductions of loss carry-forwards or potential write-offs).

“Indemnifying Party”	has the meaning as defined in Section 9.2(a).
“Intellectual Property Rights”
means any and all of the following in any jurisdiction: (a) trademarks, service marks, trade dress, trade names, business names, logos, Internet domain names, and other indicia of source, together with all goodwill associated therewith logos and all registrations and applications for registration therefor; (b) copyrights, copyrightable works, database rights and any registrations and applications for registration therefor; (c) inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith; (d) software (including source code, executable code, data, databases and related documentation); (e) all other proprietary and intellectual property rights (other than Know-How); and (f) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Inter-Group Debt”	has the meaning as defined in Section 4.2(a).
“Inter-Group Liabilities”	has the meaning as defined in Section 4.2(a).
“Inter-Group Net-Debt Amount”	has the meaning as defined in Section 4.2(c).
“Inter-Group Receivables”	has the meaning as defined in Section 4.2(a).
“Joint Closing Conditions”	has the meaning as defined in Section 5.2(a).
“Know-How”
means any of the following in any jurisdiction: trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, specifications, data, compositions, methodologies, research and development regarding any element of the Solar Business.

“Leased Real Property”	means the US Subsidiary’s facility located at 777 Campus Commons Road, Suite 200, Sacramento, California 95825 U.S.A.
“Liability”	means any liability (including any obligation) of whatever kind or nature (including whether known or unknown, absolute or contingent, accrued or unaccrued and whether due or to become due).
“Liens”
means any mortgage, pledge, lien, charge, security interest, easement, security agreement or other encumbrance or restriction, in each case if based on a right in rem (dingliches Recht), or any option or right of first refusal, in each case, on the use or transfer of any property.

“Litigation”	means any action, suit, or any administrative or judicial investigation, audit, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law under contract or otherwise.
“Management Accounts”	has the meaning as defined in Section 8.5(a).
“Material Adverse Effect”
means, when used herein with respect to a Person, any fact, circumstance, development, effect or change that (a) is, has been or would reasonably be expected to be, individually or in the aggregate with other such items, materially and lastingly (nachhaltig) adverse to the business, assets, financial condition, operating results or operations of the Person and its subsidiaries (taken as a whole), or (b) would materially adversely affect the ability of such Person, and if applying to the Companies, the Seller’s ability, to consummate the transactions contemplated by this Agreement or the other transaction documents on a timely basis; provided, however, that no effects or changes arising or related to any of the following shall be deemed to constitute, a Material Adverse Effect for purposes of clause (a) above: (i) general business or economic conditions in Germany or the United States of America or in any other territory; (ii) national or international political or social conditions in Germany or the United States of America or in any other territory; (iii) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iv) developments of the markets for  photovoltaic solar products; (v) the announcement or pendency of this Agreement or the transactions contemplated hereby; (vi) changes of laws, regulations or accounting rules; (vii) natural disasters, military actions, sabotage or terrorism which neither cause any material damage to the assets used by the Companies nor materially disrupt the supply of raw materials to the Companies; (viii) changes which are exclusively or primarily attributable to any action, by Purchaser Parent or any of its subsidiaries other than their actions in the ordinary course of their businesses; or (ix) the failure of any of the Companies to meet any full or partial 2010 projections of earning, revenues or any other financial measure (regardless of whether such projections were made by Seller or independent third parties) but not including the underlying causes thereof; and provided, further, that for the purposes of clause (a) above, the exclusion of items contemplated by any of clauses (i), (ii), (iii), (iv), (vi) or (vii) above shall apply only to the extent the Person is not disproportionately affected relative to other similarly situated businesses in the industry or market in which the Person operates; and provided, further, that for the purposes of this Agreement, any reference to a Material Adverse Effect on Purchaser or Purchaser Parent shall be determined without regard to clause (a) of this definition.

purposes of this Agreement, any reference to a Material Adverse Effect on Purchaser or Purchaser Parent shall be determined without regard to clause (a) of this definition.
“Material Contracts”	has the meaning as defined in Section 7.11(a).
“Most Recent Fiscal Year End”	has the meaning as defined in Section 7.5(a).
“New Packaging”	has the meaning as defined in the recitals to this Agreement.
“Owned Real Property”
means the Dietenheim facility of Target at Industriestr. 3, 89165 Dietenheim registered in the land register of the local court region (Amtsgerichtsbezirk) of Ulm, land register authority (Grundbuchamt) Dietenheim, land register region (Grundbuchbezirk) Dietenheim, no. 4830, plot 1102/1.

“Packaging Business”	has the meaning as defined in paragraph (C) of the Preamble.
“Parties”	means Seller, New Packaging, Purchaser and Purchaser Parent, collectively, each a “Party”.
“Permits”	has the meaning as defined in Section 7.7.
“Permitted Liens”
means (i) customary retention of title rights, liens, pledges or other security rights arising in the ordinary course of business in favor of suppliers, mechanics, workmen, carriers and the like, (ii) security rights granted to banks and other financial institutions over cash and other assets deposited with such banks or financial institutions that will, except for customary pledges (including for customary claims only) over bank accounts under the banks’ general terms and conditions (AGB-Pfandrecht), be released at Closing, (iii) encumbrances or rights of third parties created under applicable law including, without limitation, pledges and other security rights, in favor of Taxing Authorities or other governmental entities for Taxes that are not yet due and payable, (iv) easements and similar rights in real property which do not materially impair the Companies’ ability to conduct their business as presently conducted, (v) any security rights granted to banks and other financial institutions with respect to Seller’s Group Financing that will be released at Closing, and (vi) with respect to leased assets, the interest of the owner under such leases.
“Person”	means an individual, a partnership, a corporation, a limited liability company, an association or any other legal entity, including any Governmental Authority.
“Preamble”	means the preamble of this Agreement.
“Pre-Effective Date Tax Period”	means any tax assessment period (e.g. Veranlagungszeitraum under German tax laws) or portion of it ending on or before the Effective Date.
“Purchase Price”	has the meaning as defined in Section 4.1(a).
“Purchaser”	has the meaning as defined in the recitals of this Agreement.
“Purchaser Closing Conditions”	has the meaning as defined in Section 5.2(c).
“Purchaser Indemnified Party”	has the meaning as defined in Section 9.7(a).
“Purchaser Parent”	has the meaning as defined in the recitals of this Agreement.
“Purchaser’s Bank Account”	has the meaning as defined in Section 4.5(a).
“Section”	means a section in this Agreement.
“Seller”	has the meaning as defined in the recitals of this Agreement.
“Seller Closing Condition”	has the meaning as defined in Section 5.2(b).
“Seller Tax Loss”	has the meaning as defined in Section 10.3(a)(ii).
“Seller Tax Saving”
means any decrease of any Tax assessed against any of the Seller and/or any taxable person or entity affiliated to Seller, including any increase of corporation tax credit (Körperschaftsteuerguthaben) within the meaning of section 37 of the German Corporate Income Tax Act (KStG) or similar tax credits under the tax laws of any other jurisdiction, however, excluding, for the avoidance of doubt, notional tax credits (such as increases of loss carry-forwards, timing differences or potential write-offs).

“Seller’s Bank Account”	has the meaning as defined in Section 4.5(a).
“Seller’s Best Knowledge”
means the actual knowledge (positive Kenntnis) of Birgit Wernicke, Marc Vogt, Michael Joy and Michael Mack, in each case, after reasonable inquiry with the person within the Seller’s Group or the Companies responsible for the relevant subject matter.

“Seller’s Group”	means Seller and its current and future, direct and indirect subsidiaries, including EPP GmbH, but other than the Companies.
“Seller’s Group Financing”	has the meaning as defined in Section 5.4(c).
“Seller’s Guarantees”	has the meaning as defined in Section 8.2(a).
“Seller’s Names”	has the meaning as defined in Section 8.8.
“Seller’s Pre-Closing Notice”	has the meaning as defined in Section 4.3(b).
“Solar Business”	has the meaning as defined in paragraph (C) of the Preamble.
“Spin-Off”	has the meaning as defined in paragraph (E) of the Preamble.
“Spin-Off-Agreement”	has the meaning as defined in paragraph (E) of the Preamble.
“Sold Share”	has the meaning as defined in paragraph (A) of the Preamble.
“Stated Purchase Price”	means that portion of the Purchase Price that is stated in Section 4.1(a)(i).
“Target”	has the meaning as defined in paragraph (A) of the Preamble.
“Target Amount”	has the meaning as defined in Section 4.1(b).
“Tax”
means any tax and ancillary tax within the meaning of section 3 German General Tax Code (Abgabenordnung) or within the meaning of any similar provisions under any foreign jurisdiction, including, but not limited to, income tax, corporate income tax, solidarity surcharge, trade tax, value added tax, wage tax and withholding tax, real estate tax, real estate transfer tax as well as any levies (Abgaben) and customs and exercise duties (Zölle), social security contributions and public subsidies, together with any interest, penalty or addition thereto imposed by any Taxing Authority.
“Taxing Authority”	means any public authority or social security authority in charge of imposing any Tax.
“Tax Loss”	has the meaning as defined in Section 10.1(a).
“Tax Refund”
means any repayment of any Tax received by any of the Companies, whether in cash or by way of an actual reduction of a tax payment obligations, by a Taxing Authority relating to any Pre-Effective Date Tax Period.

“Tax Return”	means any return, declaration, report, claim for refund, notice, form or information relating to any Tax and to be filed with a Taxing Authority, including any schedule or attachment thereto.
“Tax Saving”
means any decrease of any Tax assessed against any of the Companies, including any increase of corporation tax credit (Körperschaftsteuerguthaben) within the meaning of section 37 of the German Corporate Income Tax Act (KStG) or similar tax credits under the tax laws of any other jurisdiction, however, excluding, for the avoidance of doubt, notional tax credits (such as increases of loss carry-forwards, timing differences or potential write-offs).

“Transaction”	has the meaning as defined in paragraph (F) of the Preamble.
“Transitional Service Agreement”	has the meaning as defined in Section 8.1(e).
“US Subsidiary”	has the meaning as defined in paragraph (B) of the Preamble.
“US Subsidiary Shares”	has the meaning as defined in Section 7.2(a).
“VAT”	means value added tax (Umsatzsteuer).
“Working Capital”	has the meaning as defined in Section 4.1(b).

SECTION 2.  SALE AND PURCHASE OF THE SOLD SHARE

2.1	Agreement to Sell and Purchase

Subject to the terms and conditions set forth herein, Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, the Sold Share.

2.2	Share Transfer

At the Closing, Seller shall assign and transfer to Purchaser the Sold Share in accordance with Section 5.4(g) below.

2.3	Dividend and Profit Rights

The Sold Share shall be sold and transferred with all rights and obligations pertaining thereto, including the profit rights, provided that the profits of Target for the period beginning on 1 January 2010 and ending on the Effective Date and the profits for previous periods to the extent distributed to the Seller by the Effective Date shall be for the account of Seller.

SECTION 3.   ENTERPRISE AGREEMENTS, SALE OF EPP GMBH

3.1	Current Enterprise Agreements

Seller, Target and EPP GmbH have entered into the following enterprise agreements:

(a)	a domination and profit transfer agreement dated 19 June 2002 as amended on 9 July 2002 between Seller as holding company and Target (the “ES Profit Transfer Agreement”); and

(b)	a profit transfer agreement dated 27 October 2008 between Target as holding company and EPP GmbH (the “EPP Profit Transfer Agreement”).

3.2	Termination of Enterprise Agreements

(a)
Seller shall procure (steht dafür ein) (i) that the fiscal year of Target will be changed prior to the Closing Date, so as to terminate at the date which is the later of (x) 30 April 2010 and (y) the end of the last calendar day of (aa) the month following the month in which the last of the Closing Conditions pursuant to Sections 5.2(a)(i) and 5.2(a)(ii) has been fulfilled or waived in accordance with this Agreement, if such fulfillment or waiver has not occurred until the 10th calendar day of such month, or (bb) the month in which the last of the Closing Conditions pursuant to Sections 5.2(a)(i) and 5.2(a)(ii) has been fulfilled or waived in accordance with this Agreement if such fulfillment or waiver has occurred on or prior to the 10th calendar day of such month (the end of the last calendar day of the respectively amended fiscal year of Target herein, the “Effective Date”), and (ii) that the ES Profit Transfer Agreement will be terminated on and with effect as of the Effective Date, 24.00 hours pursuant to an agreement substantially in the form of the draft attached as Schedule 3.2(a).  Seller and Purchaser shall use commercially reasonable efforts to procure that the termination of the ES Profit Transfer Agreement is registered with the commercial register of Target promptly after the Closing Date.

(b)
Seller shall procure that (i) the fiscal year of EPP GmbH will be changed so as to terminate prior to the Effective Date (the date of termination of such fiscal year, the “EPP FY Date”), and (ii) the EPP Profit Transfer Agreement will be terminated no later than the EPP FY Date pursuant to an agreement substantially in the form of the draft attached as Schedule 3.2(b).  Seller shall use commercially reasonable efforts to procure that the termination of the EPP Profit Transfer Agreement is registered, and shall procure that a respective new shareholders’ list of EPP GmbH is filed, in each case with the commercial register of EPP GmbH before or promptly after the date of the consummation of the EPP Share Transfer (the “EPP Effective Date”).

3.3	Conversion of Profit Transfer Receivables into Loan Receivables, Sale and Assignment

(a)
Prior to Closing, Seller shall convert its total profit rights for the period from 1 January 2010 until the Effective Date, 24.00 hours, under the ES Profit Transfer Agreement (the “ES Profit Transfer Receivable”) into a loan receivable in the amount equal to the face value of the ES Profit Transfer Receivable (the “ES Loan Receivable”) by way of executing a loan agreement with Target, effective from the day following the Effective Date, 0.00 hours, substantially in the form of the draft attached as Schedule 3.3(a).

(b)
Seller hereby sells and, subject to (aufschiebende Bedingung) the payments being made by Purchaser in accordance with Section 5.4(h) below, assigns its ES Loan Receivable to Purchaser, and Purchaser hereby accepts such sale and assignment.  Seller shall procure that Target will grant its consent to such sale and assignment in the agreement a draft of which is attached as Schedule 3.3(a).

(c)	The purchase price for the ES Loan Receivable shall be equal to the nominal amount of the ES Loan Receivable as shown in the Effective Date Certificate (the “ES Loan Receivable Purchase Price”).

(d)
Subject to Closing, Purchaser shall indemnify (freistellen) and hold harmless Seller from any obligation of Seller under the ES Profit Transfer Agreement, including (i) to compensate Target for any loss arising or having arisen in the current or any previous fiscal year or (ii) to furnish security to any creditor of Target as a result of the termination of the ES Profit Transfer Agreement.  In respect of any unfulfilled obligation of Target under the ES Profit Transfer Agreement towards Seller including any obligation to transfer to Seller any profit arising or having arisen in the current or any previous fiscal year (but excluding the ES Loan Receivable and the ES Profit Transfer Receivable) the

following shall apply: (i) Purchaser shall, subject to Closing, cause Target to, discharge in full any such obligation to Seller in accordance with the terms of the ES Profit Transfer Agreement and, simultaneously step by step (Zug-um-Zug) (ii) Seller shall, subject to Closing, pay to Purchaser (but not to Target) an amount equal to the amount of the obligation so to be discharged by Target.  Seller’s and Purchaser’s claims under this Section 3.3(d) shall be subject to a limitation period of 10 years.

(e)
Seller shall procure that, at least one day prior to the Effective Date, (i) Target and EPP GmbH will convert any profit rights of Target (the “EPP Profit Transfer Payable”) or any obligations of Target to compensate losses of EPP GmbH under the EPP Profit Transfer Agreement (the “EPP Loss Balancing Payable”), each for the period beginning on 1 January 2010 and ending on the EPP FY Date, if any, into a loan receivable of Target in the amount equal to the face value of such profit rights (the “EPP Loan Receivable”) or a loan payable of Target in the amount equal to the face value of such losses (the “EPP Loan Payable”), respectively, by way of executing a loan agreement between Target and EPP GmbH, effective from the day following the EPP FY Date, and (ii) Target will sell and assign its EPP Loan Receivable to Seller, or, as the case may be, Seller will assume by way of assumption of debt (befreiende Schuldübernahme) the EPP Loan Payable, in each case by way of a sale and transfer/assignment agreement (together with the EPP Share Transfer the “EPP Transfer”) (the agreements mentioned in lit. (i) and (ii) substantially in the form of the draft attached as Schedule 3.3(e)).  In respect of any unfulfilled obligations of Target under the EPP Profit Transfer Agreement towards EPP GmbH including any obligation to compensate EPP GmbH for any loss arising or having arisen in the current or any previous fiscal year (but excluding the EPP Loan Payable and the EPP Loss Balancing Payable) the following shall apply: (i) Purchaser shall, subject to Closing, cause Target to, discharge in full any such obligation to EPP GmbH in accordance with the terms of the EPP Profit Transfer Agreement, simultaneously step by step, and (ii) Seller shall, subject to Closing, pay to Purchaser (but not to Target) an amount equal to the amount of the obligation so to be discharged by Target.  In addition, Seller and New Packaging shall indemnify and hold harmless Purchaser from any obligation of Purchaser and Target arising under the EPP Profit Transfer Agreement to furnish security to any creditor of EPP GmbH as a result of the termination of the EPP Profit Transfer Agreement and under the EPP Transfer.  Subject to Closing, Purchaser shall indemnify and hold harmless EPP GmbH from any obligation of EPP GmbH arising under the EPP Profit Transfer Agreement including to transfer any profits arising or having arisen in the current or any previous fiscal year (but excluding the EPP Loan Receivable and the EPP Profit Transfer Payable) to Target.  Seller’s and Purchaser’s claims under this Section 3.3(e) shall be subject to a limitation period of 10 years.

(f)
Seller shall (x) make promptly after the EPP FY Date - with discharging effect also for Target - a payment to EPP GmbH in the amount of the estimated EPP Loss Balancing Payable/EPP Loan Payable, if any, (y) cause the determination and auditing of the annual accounts of EPP GmbH for the fiscal year ending on the EPP FY Date without undue delay, and (z) make promptly after such annual accounts have been audited any additional payments to EPP GmbH - with discharging effect also for Target - needed to fully satisfy the EPP Loss Balancing Payable/EPP Loan Payable.

3.4	Sale of EPP GmbH

Prior to the Effective Date, but after the EPP FY Date, Seller shall purchase and accept the transfer, and shall procure that Target sells and transfers, all of Target’s share(s) in EPP GmbH to Seller pursuant to a share sale and transfer agreement substantially in the form of the draft attached as Schedule 3.4 (“EPP Share Transfer”).

SECTION 4.   PURCHASE PRICE, PAYMENTS, GUARANTEE

4.1	Purchase Price

(a)	The purchase price for the Sold Share (the “Purchase Price”) shall be equal to

(i)	EUR 240,000,000 (in words: two hundred forty million Euro) (the “Stated Purchase Price”);

(ii)	plus an amount equal to the Cash and minus an amount equal to the Financial Debt (in each case, as defined below); and

(iii)	plus an amount by which the Working Capital exceeds the Target Amount, or minus an amount by which the Working Capital falls short of the Target Amount.

(b)	Definitions

“Cash” means the aggregate amount of:

(i)
any cash on hand (Kassenbestand), deposits with the federal reserve bank or other financial institutions (Bundesbank- und Guthaben bei Kreditinstituten) and cheques (all within the meaning of section 266 (2) B.IV. HGB) (to the extent finally credited and they are finally available to the Companies at their free disposition for repayment of payables, in each case within 14 days after Closing);

(ii)
the current cash value of non-current securities (Wertpapiere des Anlagevermögens; section 266 (2) A.III.5 HGB) and other securities (sonstige Wertpapiere; section 266 (2) B.III.2 HGB) but in both cases only if and to the extent such securities can be freely disposed of by the Companies and the respective cash is finally available to the Companies at their free disposition for repayment of payables, in each case within 14 days after Closing; and

(iii)	Inter-Group Liabilities;

provided, however, that for the avoidance of doubt, Cash shall not include (A) any EPP Loan Receivable, to the extent assumed by Seller prior to the Effective Date, (B) any trade receivables, (C) any interest bearing receivables between Target and US Subsidiary, and (D) any third party deposits and prepayments.

“Financial Debt” means the aggregate amount (including any accrued interest thereon and any prepayment penalty, premium or additional amount that could become payable thereon) of:

(i)	debentures (Anleihen; section 266 (3) C.1 HGB) and other liabilities under profit participations, (convertible) bonds, options or other instruments and profit participation rights (Genussscheine),

(ii)	liabilities of the Companies vis-à-vis banks or other credit institutions (Verbindlichkeiten gegenüber Kreditinstituten; section 266 (3) C.2 HGB) and other long term, interest bearing debt,

(iii)
liabilities vis-à-vis any members of Seller’s Group including liabilities vis-à-vis Affiliates of any member of Seller’s Group (including any liabilities of the Companies under any cash pooling arrangements with Seller’s Group, other Inter-Group Receivables, under the ES Profit Transfer Agreement (including the ES Loan Receivable), the EPP Loan Payable to the extent not assumed by Seller or any liability of Target for (negative) purchase price under the EPP Transfer to the extent not settled before the Effective Date), but excluding any liabilities to furnish security to any creditor of EPP GmbH as a result of the termination of the EPP Profit Transfer Agreement (section 266 (3) C.6 and 7 HGB),

(iv)	liabilities arising from leases which would qualify as ‘financial leases’ under IFRS (including assurances for a creditor against loss),

(v)	cheque liabilities and obligations under bills (Wechselverbindlichkeiten; section 266 (3) C.5 HGB),

(vi)
external liabilities of any third party excluding those liabilities set forth on Schedule 4.1(b)(vi) (including any member of Seller’s Group) (y) for which any of the Companies has provided a direct or indirect guarantee, surety (Bürgschaft) or is in any other way liable for payment (including guarantees in the form of an agreement to repurchase or reimburse and assurance for a creditor against loss), or (z) which are secured by a pledge or any other encumbrances (other than encumbrances arising by the operation of law in the ordinary course of business),

(vii)
liabilities arising out of or in connection with any severance, retention or transaction bonuses, or any costs (e.g. advisor fees, but excluding any costs to the extent reflected in the calculation of the Working Capital), that may become payable (and disregarding the timing of when such liabilities would be recorded on the balance sheet) by Purchaser or the Companies in connection with the Transaction pursuant to Contracts entered into by the Companies or any member of the Seller’s Group prior to the Closing, and

(viii)
any accruals for pensions and other liabilities (Rückstellungen für Pensionen und ähnliche Verpflichtungen; section 266 (3) B.1 HGB), and any unfunded or underfunded pension liabilities or other employee benefits obligations including long services awards, jubilee payments, bonuses (to the extent not reflected in other accruals (sonstige Rückstellungen)), disability benefits, defined benefit obligations, termination and (partial) retirement indemnities (including old-age part-time) or other post-retirement benefits and respective service costs.

Financial Debt shall not include (i) any EPP Loan Payable, to the extent assumed by Seller prior to the Effective Date, (ii) any trade payables (iii) any amounts for actual or accrued liabilities in relation to Taxes, and (iv) any interest bearing payables between Target and US Subsidiary.

“Working Capital” means the balance of the following line items, prepared in accordance with the sample statement attached hereto as Schedule 4.1(b):

(i)	stock including prepaid stock (Vorräte; section 266 (2) B.I HGB),

(ii)	plus trade receivables (Forderungen aus Lieferungen und Leistungen; section 266 (2) B.II.1 HGB),

(iii)
plus trade receivables of the Companies against any members of Seller’s Group including trade receivables vis-à-vis Affiliates of any member of Seller’s Group (section 266 (2) B.II.2 and 3 HGB), however, for the avoidance of doubt, excluding any receivables under any cash pooling arrangements with Seller’s Group, any receivable of Target under the ES Profit Transfer Agreement and the EPP Profit Transfer Receivable and including value added tax (if any) on such trade receivables,

(iv)	plus other assets (sonstige Vermögensgegenstände; section 266 (2) B.II.4 HGB),

(v)	plus deferred expenses and accrued income (aktivische Rechnungsabgrenzungsposten, section 266 C. HGB),

(vi)	less tax accruals (Steuerrückstellungen, section 266 (3)B.2 HGB),

(vii)	less other accruals (sonstige Rückstellungen; section 266 (3) B.3 HGB), for the avoidance of doubt excluding any accruals for pensions, jubilees and partial retirement,

(viii)	less trade payables (Verbindlichkeiten aus Lieferungen und Leistungen, section 266 (3) C.4 HGB),

(ix)	less received prepayments (erhaltene Anzahlungen auf Bestellungen; section 266 (3) C.3 HGB),

(x)
less trade payables of the Companies against any members of Seller’s Group including trade payables vis-à-vis Affiliates of any member of Seller’s Group (section 266 (3) C.6 and 7 HGB), however, for the avoidance of doubt, excluding any payables under any cash pooling arrangements with Seller’s Group, the ES Profit Transfer Receivable and the EPP Profit Transfer Payable and including value added tax (if any) on such trade receivables,

(xi)	less other liabilities (sonstige Verbindlichkeiten; section 266 (3) C.8 HGB), and

(xii)	less deferred income and accrued expense (passivische Rechnungsabgrenzungsposten, section 266 (3) D HGB),

however, excluding any trade receivables or trade payables and received prepayments existing between Target and US Subsidiary;

in each case of Cash, Financial Debt and Working Capital as of the Effective Date 24.00 hours for the Companies aggregated and as shown in the Effective Date Certificate, prepared in accordance with Section 6, and in any event, without duplication, i.e. without accounting for any asset, liability, risk, transaction or other item more than once.

“Target Amount” means an amount of EUR 4,500,000 (in words: four million five hundred thousand Euro).

4.2	Settlement of Inter-Group Debt

(a)
“Inter-Group Debt” means the aggregate financial indebtedness of the Companies towards Seller’s Group as of the Effective Date 24.00 hours (the “Inter-Group Receivables”) and of Seller’s Group towards the Companies as of the Effective Date 24.00 hours (the “Inter-Group Liabilities”), as both are exclusively listed and described and shown with respective amounts as a of a specified date (which amounts shall be without prejudice to the calculation of the Inter-Group Debt) or calculation methods, set forth in Schedule 4.2(a), comprising in each case all liabilities (including any accrued interest thereon) under all borrowings between the Companies and Seller’s Group including any owings under any cash pooling arrangements with Seller’s Group, but other than trade payables which shall be discharged in accordance with their respective terms; for the avoidance of doubt, any receivables or payables under the ES Profit Transfer Agreement and the EPP Profit Transfer Agreement shall not form part of the Inter-Group Debt.

(b)
The Parties agree and shall procure that with effect as of the Closing, (i) Seller and the respective member(s) of Seller’s Group sell(s) and assign(s) to Purchaser, the Inter-Group Receivables, and (ii) Purchaser assumes all Inter-Group Liabilities with full discharge of the respective member(s) of Seller’s Group as the original debtor(s) (befreiende Schuldübernahme), in each case of (i) and (ii) pursuant to a sale, transfer and assumption agreement, which already provides for the consent of the respective debtors, substantially in the form of the draft attached as Schedule 4.2(b).

(c)
If the nominal amount of the assigned Inter-Group Receivables minus the nominal amount of the assumed Inter-Group Liabilities, in each case, including any interest accrued thereon until the Effective Date (the “Inter-Group Net-Debt Amount”) is a positive amount, Purchaser shall pay as consideration for the assignment set forth under Section 4.2(b) a purchase price equal to the Inter-Group Net-Debt Amount to Seller (also on behalf of the respective member of Seller’s Group, whose approval shall be contained in the sale, transfer and assumption agreement mentioned in Section 4.2(b)).

(d)
If the Inter-Group Net-Debt Amount is a negative amount, Seller (also on behalf of the respective member of Seller’s Group) shall pay as consideration for the assumption set forth under 4.2(b), the Inter-Group Net-Debt Amount to Purchaser.

4.3	Payments at Closing

(a)	Not less than five Business Days prior to the Closing Date, Seller shall notify Purchaser in writing of Seller’s good faith estimate, in accordance with the principles set out in Section 6.2, of

(i)	the Purchase Price (including an estimate of the Cash, the Financial Debt and of the Working Capital (the “Estimated Purchase Price”));

(ii)	the Inter-Group Net-Debt Amount (the “Estimated Inter-Group Net-Debt Amount”); and

(iii)	the ES Loan Receivable Purchase Price (the “Estimated ES Loan Receivable Purchase Price”).

(b)
The notice given by Seller to Purchaser in accordance with Section 4.3(a) is hereinafter referred to as “Seller’s Pre-Closing Notice” and shall be supported by documentation outlining in reasonable detail the calculation of the individual estimates including their respective line items. Seller and Purchaser shall discuss and try to solve any differences regarding the Seller’s Pre-Closing Notice in good faith following delivery thereof.  If and to the extent Seller and Purchaser (i) agree to any adjustment to the values included in the Seller’s Pre-Closing Notice, such agreement will be set forth in writing, or (ii) cannot agree on mutually acceptable values for the Seller’s Pre-Closing Notice, the Parties hereby agree to use the Target Amount for Net Working Capital and all other amounts to be computed therein as calculated on the basis of the 2009 Audited Financial Statements, and in either case, the Estimated Purchase Price, Estimated Inter-Group Net-Debt Amount and Estimated ES Loan Receivable Purchase Price as contemplated by any revision to Seller’s Pre-Closing Notice as contemplated by this Section 4.3(b) shall be deemed to be the Estimated Purchase Price, Estimated Inter-Group Net-Debt Amount and Estimated ES Loan Receivable Purchase Price, for all purposes.

(c)	On the Closing Date, Purchaser shall pay to Seller in accordance with Section 5.4 an amount equal to

(i)	the Estimated Purchase Price,

(ii)	plus an amount equal to the Estimated ES Loan Receivable Purchase Price; and

(iii)	plus an amount equal to any positive Estimated Inter-Group Net-Debt Amount, or minus an amount equal to any negative Estimated Inter-Group Net-Debt Amount.

4.4	Settlement Payments after the Closing Date

(a)
If the Purchase Price, the Inter-Group Net-Debt Amount or the ES Loan Receivable Purchase Price payable to Seller as finally determined in accordance with Section 6 is higher or lower than the Estimated Purchase Price, the Estimated Inter-Group Net-Debt Amount or the Estimated ES Loan Receivable Purchase Price, respectively, the Parties shall pay any differences to the respective other Party within five Business Days after the Purchase Price, the Inter-Group Net-Debt Amount and the ES Loan Receivable Purchase Price have been finally determined in accordance with Section 6.

(b)
The amount of any payments to be made under Section 4.4(a) shall bear interest from and including the Closing Date up to but excluding the date of payment at a rate of EURIBOR plus 4% per annum (calculated daily on the basis of a year of 365 days and payable at the same time as the payment to which it relates).  In addition, solely in the event that the Closing shall have occurred (i) pursuant to clause (y) of Section 5.1 and (ii) later than the fifth (5th) day following the first Business Day following the Effective Date, the payments of the Purchase Price, after determination pursuant to Section 4.4(a), shall bear interest from and excluding such fifth day until and excluding the date of the Closing, which interest shall computed in the same manners as proscribed by the immediately preceding sentence and upon the time of payments of such amounts contemplated by Section 4.4(a).

(c)
The Parties agree that, upon all payments pursuant to this Section 4.4 having been made, all liabilities relating to payment of the Purchase Price, the Inter-Group Debt and the ES Loan Receivable Purchase Price shall be finally settled. Subject to the settlement of the Inter-Group Net-Debt Amount and the ES Loan Receivable Purchase Price in accordance with this Section 4 and any explicit rights under this Agreement, Seller shall not, and shall procure that no member of Seller’s Group will, raise any claims relating to Inter-Group Debt or the ES Loan Receivable against any of the Companies, and Purchaser shall not, and shall procure that none of the Companies will, raise any claims relating to the Inter-Group Debt or the ES Loan Receivable against any member of Seller’s Group.

4.5	Mode of Payment; Default; Set-off

(a)
Any payments to be made under this Agreement shall be made in Euro by irrevocable wire transfer of immediately available funds to the respective bank accounts. Payments to be made by Purchaser in accordance with this Agreement shall be made to the bank account as set forth in Seller’s Pre-Closing Notice (the “Seller’s Bank Account”). Payments to be made by Seller to Purchaser in accordance with this Agreement shall be made to a bank account notified by Purchaser to Seller not less than five Business Days prior to the relevant due date (the “Purchaser’s Bank Account”). Any such payment shall be deemed to have been duly made only upon the final crediting of the full amount payable (not taking into account any fees, costs, charges, withholdings or other deductions on the amount paid except for fees, costs or charges of the recipient’s bank) to the relevant bank account on, and as of a value date no later than, the relevant due date.

(b)
Any failure by either Party to make any payment pursuant to this Section 4 when it is due shall result in such Party’s immediate default (Verzug), without any reminder by the other Party being required.

(c)	No Party shall be entitled to exercise any right of set-off or retention right with respect to its payment obligations pursuant to this Section 4.

4.6	Exchange Rate

Any amount of Cash, Financial Debt, Inter-Group Debt or Working Capital which is not denominated in Euro shall be translated for the purposes of calculating the Purchase Price, the Inter-Group Net-Debt Amount, the ES Loan Receivable Purchase Price, the Estimated Purchase Price, the Estimated Inter-Group Net-Debt Amount and the Estimated ES Loan Receivable Purchase Price into Euro. The exchange rate applied shall be:

(a)
for the purpose of calculating the Estimated Purchase Price, the Estimated Inter-Group Net-Debt Amount and the Estimated ES Loan Receivable Purchase Price the exchange rate which is published by the European Central Bank (the “Euro Reference Rate”) on the day immediately before the date when Seller’s Pre-Closing Notice is given or, if no Euro Reference Rate is published on this day, on the day when the Euro Reference Rate was last published before such date; and

(b)
for the purpose of calculating the Purchase Price, the Inter-Group Net-Debt Amount and the ES Loan Receivable Purchase Price the Euro Reference Rate on the Effective Date or, if no Euro Reference Rate is published on the Effective Date, on the day when the Euro Reference Rate was last published before the Effective Date.

For any currencies for which no Euro Reference Rate is quoted by the European Central Bank, the respective rate shall be determined in accordance with the exchange rates which are published by a first class European bank of international standing (to be chosen jointly by the Seller and Purchaser in good faith) as of the relevant day at or around 11.00 a.m.  This shall apply respectively for any other references to Euro in this Agreement.

SECTION 5.  CLOSING

5.1	Time and Place of Closing

The closing of the Transaction, i.e. the payments by Purchaser according to Section 4.3(c), the assignment and transfer of the Sold Share and the other actions referred to in Section 5.4 below, unless waived (together the “Closing”), shall take place on the date (the “Closing Date”) that is (x) the first Business Day following the Effective Date as determined pursuant to Section 3.2(a) if all of the Closing Conditions have been satisfied or waived as of such date, or (y) if not occurring on the date as contemplated by clause (x), the second (2nd) Business Day following the date (for avoidance of doubt, in any event occurring after the Effective Date) on which all of the Closing Conditions have been satisfied or waived (other than those Closing Conditions that by their terms will be satisfied at the Closing and in such case subject to the satisfaction or waiver thereof).  The Closing shall take place in the offices of Heymann & Partner, Taunusanlage 1, 60329 Frankfurt am Main, or any other place agreed upon by the Parties.

5.2	Closing Conditions

(a)	The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of all of the following conditions precedent (the “Joint Closing Conditions”):

(i)
The Closing shall be permissible due to any merger control clearance or antitrust approvals having been obtained (including lapse of respective waiting periods without prohibition) for Germany and the countries as determined pursuant to Section 12(a).

(ii)
The review periods under section 53 para. 2 or, respectively, 3 AWV have expired or have been terminated by the Federal Ministry of Economics and Technology (Bundesministerium für Wirtschaft und Technologie) and the unconditional approval of the Federal Ministry of Economics and Technology has been obtained or is deemed to have been obtained.

(iii)	The EPP Transfer has been consummated.

(iv)	The fiscal year of Target has been changed so as to terminate on the Effective Date and the competent tax office has consented to such change.

(v)
No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order which is in effect on the Closing Date, which has or would have the effect of prohibiting the transactions contemplated hereby or making such transactions illegal or subject to rescission.

(b)	The obligations of Seller to consummate the Closing are subject to the satisfaction of all of the following condition precedent (the “Seller Closing Condition”):

(i)
Each of Purchaser and Purchaser Parent shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing Date (other than, to the extent any covenant non-compliance is capable of being cured, such non-compliance that has been cured within ten days after receipt of written notice from Seller of such non-compliance); and Seller shall have received certificates substantially in the form of the drafts as attached hereto as Schedule 5.2(b) signed by an authorized officer of Purchaser Parent and managing director of Purchaser, as applicable, to such effect.

(c)	The obligations of Purchaser to consummate the Closing are subject to the satisfaction of all of the following conditions precedent (the “Purchaser Closing Conditions”):

(i)
Each of Seller and New Packaging shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing Date (other than, to the extent any covenant non-compliance is capable of being cured, such non-compliance that has been cured within ten days after receipt of written notice from Purchaser of such non-compliance); and Purchaser shall have received certificates substantially in the form of the drafts as attached hereto as Schedule 5.2(c) signed by a managing director of Seller and New Packaging, as applicable, to such effect.

(ii)	There shall not have occurred any Material Adverse Effect on the Companies between the date hereof and the date that would be the Closing Date in the absence of this Section 5.2(c)(ii).

(iii)	There shall not exist any Liens on the Sold Share or any Liens, other than Permitted Liens, on any of the assets of the Companies.

(d)
To the extent permitted by applicable law, the Parties may jointly waive any Joint Closing Condition, and Seller and Purchaser may waive any of their respective unilateral closing conditions, in each case by providing written notice to the other Parties.

5.3	Right to Rescind

(a)
If the Closing shall not have occurred (i) by 2 September 2010; provided, however, the right to rescission under this clause (i) shall not be available by either Party until 2 November 2010 if, at 2 September 2010, (A) all of the Closing Conditions other than those set forth in Sections 5.2(a)(i), 5.2(a)(iii) and 5.2(a)(iv), and other than those Closing Conditions that are to be satisfied at the Closing itself, have been satisfied or waived or (B) the Closing shall not have occurred primarily as a result of the failure of the Effective Date to have occurred in accordance with Section 3.2 (for avoidance of doubt, other than the failure of Closing Conditions that are to be satisfied at the Closing itself not having been satisfied or waived), or (ii) if all the Closing Conditions set forth in Section 5.2 have been satisfied or waived (as applicable), other than those Closing Conditions that by their nature are to be satisfied at the Closing (all of which are capable of being satisfied as of the Closing), and the Parties have failed to consummate the Closing following the date the Closing should have occurred pursuant to Section 5.1; provided that this Section 5.3(a)(ii) may only be relied upon by a Party who shall have provided written notice to the other Party of its intent to rely on this Section 5.3(a)(ii) following the date on which it is entitled to do so and the other Party shall have failed to close in breach of this Agreement after the Party delivering notice has provided the recipient Party with a right to cure such breach during the five (5) Business Day period following such notice, then in the case of clause (i) or (ii) above, each Party shall be entitled to rescind (zurücktreten) this Agreement by giving written notice to the other Parties; provided, however, that no Party may rescind this Agreement in reliance on this Section (a) if (x) the failure of any of the Closing Conditions to be satisfied or the Closing to have occurred is primarily the result of such Party’s breach of, or non-compliance with, this Agreement, (y) the document referred to in Section 5.5 has been executed by the Seller and the Purchaser, or

(z) the closing actions as described in Section 5.4 have been taken.  Any termination right of Purchaser and Purchaser Parent can only be exercised jointly by both Purchaser and Purchaser Parent in order to be effective.  Any termination right of Seller and EPP GmbH can only be exercised jointly by both Seller and EPP GmbH in order to be effective.

(b)
Upon termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties (other than for breach of this Agreement prior to such termination), provided however, that the Confidentiality Agreement and Sections 1, 5.3(b), 14.2 to 14.9 and Section 15 shall remain in full force and effect.

5.4	Closing Actions

On the Closing Date, the Parties undertake to take the following actions, either jointly or individually, as the case may be, simultaneously step by step (Zug um Zug):

(a)	delivery by Seller and receipt of the Purchaser of originals of the resignation letters or the revocations of the appointment, effective prior to or at Closing, of

(i)	Mr. Michael David Graham Joy as managing director (Geschäftsführer) of Target and as director of US Subsidiary;

(ii)	Mr. Michael Mack as proxy holder of Target and as director of US Subsidiary;

(iii)	Mr. Lee Ritter as treasurer of US Subsidiary; and

(iv)	Mrs. Ilse Buck, Mr. Markus Geiges, Mr. Jürgen Groß and Mr. Ulrich Stirmlinger, each as proxy holder of Target;

(b)
delivery by Seller and receipt of the Purchaser of copies of the agreements mentioned in Sections 3.2, 3.3(a), 3.3(e) and 3.4, providing inter alia for the fact that (i) the ES Profit Transfer Agreement has been terminated with effect as of the end of the Effective Date, (ii) the ES Profit Transfer Receivable has been converted into the ES Loan Receivable and (iii) the EPP Transfer has been effected;

(c)
delivery by Seller and receipt of Purchaser of the original of a document, substantially in the form of the draft attached as Schedule 5.4(c), notarized if needed, that, fully and irrevocably provides, (i) the Companies have been released, or will be released only subject to payment of the amount specified in Section 5.4(h) below in accordance with this Agreement, from all outstanding liabilities, including letters of credit, collateral, other encumbrances and guarantees, in relation to the obligations under the facilities agreements dated 28 September 2006 as amended and supplemented from time to time between IKB Deutsche Industriebank AG as facility agent and other financing parties and certain members of Seller’s Group and Target as borrowers and guarantors (the “Seller’s Group Financing”), (ii) the share pledge over the Sold Share and all other collaterals over assets of the Companies (including land charges), in both cases in connection with Seller’s Group Financing, have been released or will be released only subject to payment of the amount specified in Section 5.4(h) below in accordance with this Agreement, and (iii) all respective lending parties pursuant to Seller’s Group Financing have approved the transactions contemplated by this Agreement fully, irrevocably and unconditionally or only subject to payment of the amount specified in Section 5.4(h) below in accordance with this Agreement;

(d)
delivery by Seller and receipt of the Purchaser of an accurate copy of an agreement substantially in the form of the draft attached as Schedule 5.4(d), that, except for the Transitional Service Agreement as referred to under paragraph (f) below, any service and supply and other agreements with members of Seller’s Group and the cash pool employed between the members of Seller’s Group and Target, all of which are specifically listed in Schedule 5.4(d), have been cancelled as of the Closing Date at the latest;

(e)	execution of an agreement by the Parties with respect to the sale, transfer or assumption of the Inter-Group Debt substantially in the form as attached hereto as Schedule 4.2(b);

(f)	execution of the Transitional Service Agreement among Seller, EPP GmbH and Target;

(g)	execution by Seller and Purchaser of a share transfer agreement regarding the Sold Share, substantially in the form attached hereto as Schedule 5.4(g); and

(h)
payment by Purchaser in accordance with Section 4.3(c) of an amount equal to the Estimated Purchase Price (i) plus an amount equal to the Estimated ES Loan Receivable Purchase Price; (ii) plus an amount equal to any positive Estimated Inter-Group Net-Debt Amount or minus an amount equal to any negative Estimated Inter-Group Net-Debt Amount.

To the extent permitted by applicable law, each Party may waive any of the closing actions in this Section 5.4 by providing written notice thereof to the other Parties if and to the extent such Party is not responsible for such closing action pursuant to this Section 5.4.

5.5	Post-Closing Actions

(a)
Immediately after Closing has occurred, the Parties shall execute a document substantially in the form attached as Schedule 5.5(a) confirming for declaratory purposes only (nur zu Beweiszwecken) in writing that the Closing Conditions have been fulfilled or waived, all actions to be taken on the Closing Date under Section 5.4 have been taken or waived in accordance with this Agreement and that as a consequence thereof the Sold Share has been transferred to Purchaser.

(b)
Immediately after Closing has occurred, Seller shall deliver to Purchaser a confirmation by fax from Seller’s bank that the amounts according to Section 5.4 have been credited to Seller’s Bank Account.

(c)
At Closing, and to be effective upon the occurrence of Closing, Seller and Purchaser will notify the acting notary public that a new shareholders’ list substantially in the form attached as Schedule 5.5(c) shall be filed with the commercial register of Target.

SECTION 6.   EFFECTIVE DATE FINANCIAL STATEMENTS

6.1	Preparation of Effective Date Financial Statements

(a)
As promptly as practicable, but, in any event, within 90 days after the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser (i) financial statements for each of the Companies as of the Effective Date 24.00 hours (comprising in case of Target (x) a balance sheet as of the Effective Date (24.00 hours) and (y) a profit and loss account for the period from 1 January 2010 until the Effective Date 24.00 hours together with an audit report prepared by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft thereon and in case of US Subsidiary an unaudited balance sheet as of the Effective Date (24.00 hours) without a profit and loss account) (the “Effective Date Financial Statements”); and (ii) on a consolidated basis a certificate (the “Effective Date Certificate”) based on the Effective Date Financial Statements setting forth the calculation of the Cash, the Financial Debt, the Working Capital, the Inter-Group Liabilities and Inter-Group Receivable, the ES Loan Receivable, the ES Loan Receivable Purchase Price and the Purchase Price. For illustrative purposes only, attached as Schedule 6.1(a) is a pro-forma sample calculation of each of Cash, the Financial Debt, the Working Capital, the Inter-Group Liabilities and Inter-Group Receivable, the ES Loan Receivable, the ES Loan Receivable Purchase Price and the Purchase Price calculated on the basis of the 2009 Unaudited Financial Statements, based on the assumption that 31 December 2009 was the Effective Date.

(b)
Purchaser will cooperate and assist, and shall cause the Companies to cooperate and assist, in a commercially reasonable manner, Seller and its representatives and advisors in the preparation of the Effective Date Financial Statements. Such cooperation and assistance shall include, without limitation, making available all relevant books and records of the Companies and any other relevant information relating to the Companies, providing access to the Companies’ premises, and allowing interviews with the Companies’ directors, officers and employees, each during normal business hours and upon reasonable notice and without, at the Purchaser’s reasonable discretion, disturbing the business operations of Purchaser or the Companies.

6.2	Accounting Principles

The Effective Date Financial Statements and the Seller’s Pre-Closing Notice shall be prepared, subject to deviations explicitly provided for in Section 4.1(b),

(a)	in the case of Target:

(i)
to the extent legally required, in compliance with the changes due to the German Act on the Modernization of the Accounting Law (BILMOG); provided, that for the purposes of calculating the items relating to the Purchase Price, this Section 6.2(a)(i) shall apply only to the extent it was applied to and used in the preparation of the 2009 Unaudited Financial Statements and estimates of the Purchase Price; and

(ii)
subject to (i), in compliance with past practice (unter Wahrung der Grundsätze der Bilanzierungs- und Bewertungskontinuität) and unchanged exercise of all election rights for passivation and activation according to applicable laws, and

(iii)
subject to (i) and (ii), in accordance with, the generally accepted accounting principles as applied in Germany (HGB; Grundsätze ordnungsgemäßer Buchführung) for commercial annual financial statements (handelsrechtlicher Jahresabschluß), including the principles of lowest value and careful accounting (Niederstwert- und Vorsichtsprinzip), continuation of all past valuation methods, the principles of a prudent and wise businessman (Prinzipien und Handlungsweisen eines vorsichtigen und gewissenhaften Kaufmanns), and

(iv)
subject to (i) to (iii), on a basis consistent with the principles used in the preparation of the Audited Financial Statements and the 2009 Audited Financial Statements (provided that in case of any inconsistencies, the 2009 Audited Financial Statements shall prevail); and

(v)	subject to (i) to (iv), in accordance with the sample statement of Working Capital attached hereto as Schedule 4.1(b); and

(b)	in the case of US Subsidiary in accordance with:

(i)	the United States generally accepted accounting principles; and

(ii)	subject to (i), in accordance with the sample statement of Working Capital attached hereto as Schedule 4.1(b); and

(c)
The Effective Date Financial Statements shall be consistent in the format and level of detail as set forth in Schedule 7.5(b) and the Effective Date Certificate shall be prepared in accordance with the format as set forth in Schedule 6.1(a).  Notwithstanding the foregoing, the following principles and specific accounting principles shall apply to the Effective Date Financial Statements:

(i)
The Effective Date Financial Statements shall be prepared on a going-concern basis, disregarding (x) the transactions contemplated hereby or any effects resulting therefrom, (y) any costs related to the integration of the Companies into Purchaser’s group taken at the request of Purchaser, and (z) any actions or intentions of Purchaser to the extent they would be or could be required, or would be permitted, by the accounting rules to be taken into account;

(ii)
subsequent events (wertaufhellende Tatsachen) shall only be taken into account if they became known prior to Purchaser’s delivery of any response to the preparation of the Effective Date Financial Statements in accordance with Section 6.1; and

(iii)
the accounting option with respect to the increase of the pension accruals pursuant to article 67 para. 1 of the Introductory Act for the German Commercial Code (EGHGB) shall be exercised so that the increase amount of the pension accruals will be distributed equally over 15 years.

6.3	Review of Effective Date Financial Statements and Effective Date Certificate

Seller shall, upon reasonable advance notice of Purchaser and during normal business hours, provide Purchaser and its advisors and representatives access to all relevant books and records and other information of Seller or any other member of the Seller’s Group if and to the extent such information relates to the Companies and is reasonably deemed necessary by Purchaser for the purpose of Purchaser’s review of the Effective Date Financial Statements pursuant to this Section 6.3, including access to managing directors and employees of the Seller and providing any of Seller’s calculations of the relevant items or amounts based upon the aforementioned definitions, policies and principles or any supporting information with respect thereto; provided that Seller’s managing director shall have the right to attend any meetings and participate in any conversations between Purchaser and its representatives or advisors with employees of the Seller for such purposes.

If Purchaser believes that the Effective Date Financial Statements have not been prepared in accordance with the principles set forth in Section 6.2 or Seller’s calculation (as set forth in the Effective Date Certificate) of any item or amount contained in the Effective Date Certificate (as delivered by Seller pursuant to Section 6.1) is not correct, Purchaser may, within 45 days after delivery of the respective documents referred to in Section 6.1, deliver a written notice to Seller disagreeing with Seller’s calculation and setting forth Purchaser’s calculation of the relevant items or amounts based upon the aforementioned definitions, policies and principles. Any such notice of disagreement shall specify, in reasonable detail, those items or amounts as to which Purchaser disagrees and Purchaser shall be deemed to have agreed to all other items and amounts set forth in the Effective Date Financial Statements and the Effective Date Certificate delivered by Seller pursuant to Section 6.1.

6.4	Dispute Resolution

(a)
If Purchaser has duly delivered a notice of disagreement in accordance with Section 6.3, Purchaser and Seller shall, during the 30 day period following such delivery (or any other period of time mutually agreed upon between Seller and Purchaser), use all commercially reasonable efforts to reach an agreement on the disputed items or amounts. Any agreement on any of the disputed items or amounts shall be valid only if reflected in writing.  If and to the extent that, during such period, Seller and Purchaser are unable to reach such agreement, thereafter either Party may refer the remaining differences to an internationally recognized firm of independent public accountants to decide upon them (the “Accounting Firm”) mutually agreed upon by Seller and Purchaser.  If Seller and

Purchaser cannot mutually agree upon the Accounting Firm within two weeks after either Party has requested its appointment, the Accounting Firm shall be appointed, upon request of either Party, by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer) in Düsseldorf (Germany).

(b)
The Accounting Firm, acting as an expert (Schiedsgutachter) and not as an arbitrator, shall, based on the provisions set forth in Section 4 and Section 6.2, decide whether and to what extent the Effective Date Financial Statements or the Effective Date Certificate require adjustment.  The Accounting Firm, in making its determination, shall only take into account any remaining differences submitted to it and shall limit its determination to the scope and the maximum amount of the dispute between the Parties.

(c)
Purchaser and Seller shall cooperate in good faith with and assist, and shall cause their respective accountants and controlled Affiliates to cooperate with and assist, the Accounting Firm in the conduct of its review.  Such cooperation and assistance shall include, without limitation, the making available to the Accounting Firm of all relevant books and records of the Companies and any member of the Seller’s Group, respectively, and any other information relating to the Companies and any member of the Seller’s Group, respectively. The Parties shall have adequate opportunity to present their views to the Accounting Firm (with attendance possibility for all Parties).

(d)
The Parties shall instruct the Accounting Firm to deliver its written opinion (including reasons for the Accounting Firm’s decision on each disputed item) to them no later than one month (or within any other period of time mutually agreed between the Parties) after the remaining differences have been referred to it.  The decision of the Accounting Firm shall be conclusive and binding on the Parties (within the limits set forth in section 319 para. (1) BGB) and shall not be subject to any appeal.  The fees and disbursements of the Accounting Firm shall be shared between Seller and Purchaser in proportion to their respective success and defeat as determined by the Accounting Firm (section 91a para. 1 German Code of Civil Procedure (ZPO)).

6.5	Final Amounts

For the purpose of the calculation of the Purchase Price, the Inter-Group Net-Debt Amount, and the ES Loan Receivable Purchase Price, the (final) Cash, Financial Debt, the Working Capital, and the ES Loan Receivable shall be the relevant amounts as shown in the Effective Date Certificate, delivered by Seller pursuant to Section 6.1, if and to the extent no notice of disagreement with respect thereto is duly and within the relevant time period delivered pursuant to Section 6.3 or, if and to the extent such a notice of disagreement is delivered, either as agreed by Purchaser and Seller or, in the absence of such agreement or for any disputed items or amounts not covered by any agreement, as shown in the binding Accounting Firm’s calculation delivered pursuant to Section 6.4.

SECTION 7.  SELLER’S AND NEW PACKAGING’S REPRESENTATIONS

Seller hereby represents and warrants to Purchaser in the form of an independent undertaking (section 311 para. 1 BGB) that, except as set forth in the disclosure schedule attached hereto as Schedule 7 with sections corresponding to the sections of this Agreement (the “Disclosure Schedule”), the statements in this Section 7, except for those statements in this Section 7 which relate to New Packaging, are true and complete as of the date hereof and will be true and complete as of the Closing Date, and New Packaging hereby represents and warrants to Purchaser in the form of an independent undertaking (section 311 para. 1 BGB) that, except as set forth in the Disclosure Schedule, the statements in Sections 7.1, 7.3 7.4, 7.8 and 7.10, in each case only if and to the extent such statements relate to New Packaging, are true and complete as of the date hereof and will be true and complete as of the Closing Date, provided in each case, however, that representations which are expressly made as of a specific date shall be true and complete only as of such date. The scope and content of each representation of Seller and, as applicable, New Packaging contained in this Section 7, as well as Seller’s and/or New Packaging’s liability arising thereunder, shall be exclusively defined by the provisions of this Agreement (in particular the limitations on Purchaser’s rights and remedies set forth in Section 9 below), which shall be an integral part of the representations of Seller and New Packaging, and no representation of Seller or New Packaging shall be construed as either a Seller’s or New Packaging’s guarantee (Garantie für die Beschaffenheit der Sache) within the meaning of sections 443 and 444 BGB.

7.1	Legal Organization of Seller, New Packaging and the Companies

(a)
Each of Seller and New Packaging is each a limited liability company duly incorporated, validly existing under German law, and has the requisite corporate power and authority to carry on their respective businesses as they are now being conducted.

(b)	The information in paragraphs (A) and (B) of the Preamble regarding Seller, the Companies and New Packaging is true and complete.

(c)	Target is a limited liability company duly incorporated and validly existing under German law and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(d)
The US Subsidiary is a corporation duly incorporated, validly existing and in good standing under Delaware law and has the requisite corporate power and authority to own its assets and to carry on its business as it is being conducted.

7.2	Title in the Sold Share and US Subsidiary Shares

(a)
Seller is the sole legal and beneficial owner of the Sold Share and may freely dispose of the Sold Share. Target is the sole legal and beneficial owner of all capital stock of the US Subsidiary (the “US Subsidiary Shares”) and may freely dispose of the US Subsidiary Shares.

(b)
Other than the Sold Share and the US Subsidiary Shares, there is no other capital stock or equity securities, or right to acquire any capital stock or equity securities of the Companies authorized, issued, reserved for issuance or outstanding.

(c)
The Sold Share is free and clear of any security interests, Liens, pledges, or other encumbrances or third-party rights and is not subject to any transfer restrictions or pre-emption, option or similar acquisition rights, in each case except for rights provided under statutory law or under Target’s articles of association as in place on the date hereof and except as set forth in Schedule 7.2(c).

(d)	The Sold Share and the US Subsidiary Shares are validly issued, fully paid-in, not repaid and non-assessable (keine Nachschußpflicht).

(e)
Other than the interest in the US Subsidiary, Target does not hold, and is not obliged to acquire, directly or indirectly (via a subsidiaries, trustees or otherwise) any interests or participations in any other legal entity (other than the shares of EPP GmbH as of the date hereof, which shall be transferred to Seller prior to the Closing Date).  US Subsidiary does not hold, and is not obliged to acquire, directly or indirectly any interests or participations in any other legal entity.

7.3	Sufficiency of Assets; Condition

(a)
The Companies own, or have a valid and continuing lease interest or right to use, all assets, properties and rights necessary or used to conduct the Solar Business as has been conducted since the Most Recent Fiscal Year End.  No member of Seller’s Group (including New Packaging) or any of its Affiliates has retained or failed to deliver any asset or right of any kind or nature, which is owned by such party or to which it has rights, in either case, which are necessary to or used in the conduct of the Solar Business as has been conducted since the Most Recent Fiscal Year End or is currently proposed to be conducted in the future.

(b)	All of the material assets of the Companies are in reasonably good operating condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.

7.4	Authorization; No Insolvency; Corporate Governance

(a)
Each of Seller and New Packaging has all right, corporate power and authority to enter into this Agreement and each of the other transaction documents contemplated by this Agreement to which it is to be a party and to consummate the transactions contemplated hereby and thereby, including all shareholder approvals and the approval of the advisory board of the Seller.  This Agreement and each other transaction document referred to in this Agreement when executed and delivered by Seller and New Packaging, as the case may be, will constitute, a valid and binding agreement of Seller and New Packaging, as the case may be, enforceable against Seller and New Packaging, respectively, in accordance with its terms.

(b)
Each Company has all right, corporate power and authority to enter into each of the other transaction documents contemplated by this Agreement to which it is to be a party and to consummate the transactions contemplated hereby and thereby.

(c)
Assuming compliance with any applicable requirements under merger control laws or any other regulatory requirements as set forth in Schedule 7.4(c), the execution and performance of this Agreement by Seller, New Packaging and the Companies requires no approval or consent by any Governmental Authority and does not violate any applicable law, decision or order by any court or Governmental Authority binding on Seller, New Packaging or either Company.

(d)
No insolvency proceedings are applied for, commenced, terminated or rejected due to lack of assets with respect to Seller, New Packaging or any Company. None of Seller, New Packaging or any Company is over-indebted illiquid or otherwise insolvent under applicable laws, and no circumstances exist which would justify the initiation of insolvency or similar proceedings regarding Seller, New Packaging or any Company or their respective assets.

(e)	Schedule 7.4(e) contains a copy of the current commercial register excerpt of Target. Such excerpt shows the true and complete facts of Target, which have to be registered in the commercial register.

(f)
Except for the ES Profit Transfer Agreement, the EPP Profit Transfer Agreement and the cash pooling agreement with Seller’s Group, no Company is a party to a domination and/or profit and loss transfer or other enterprise agreement (sections 291 et seq. AktG or respective provisions of foreign laws), a cash pooling agreement, any agreement of similar effect or any agreement which would permit any third party (including a member of Seller’s Group) to control, or vote at, any Company or obligate it to transfer its profits to such third party.

7.5	Financial Statements; Liabilities

(a)
Attached hereto as Schedule 7.5(a) are true and correct copies of the audited financial statements of Target for the fiscal year ending 31 December 2008 (the “Audited Financial Statements” and the latest fiscal year of such Audited Financial Statements, the “Most Recent Fiscal Year End”).  The Audited Financial Statements, and, as of the Closing Date, the 2009 Audited Financial Statements (i) have been prepared in accordance with the applicable statutory commercial provisions of the HGB and the generally accepted bookkeeping and accounting principles as applied in Germany (Grundsätze ordnungsgemäßer Buchführung), (ii) have been prepared on a basis consistent with the accounting and valuation principles and methods used in the preparation of Target’s financial statements for the preceding financial years (unless otherwise disclosed in the notes to the Audited Financial Statements) (unter Wahrung der Grundsätze der Bilanzierungs- und Bewertungskontinuität), and (iii) present a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage) and earnings position (Ertragslage) of the Target as of the dates thereof.

(b)
Attached hereto as Schedule 7.5(b) are true and correct copies of the unaudited 2009 balance sheet and profit and loss statement of Target, which were prepared in accordance with the applicable statutory commercial provisions of the HGB and the generally accepted bookkeeping and accounting principles as applied in Germany, were prepared on a basis consistent with the accounting and valuation principles and methods used in the preparation of Target’s balance sheets and profit and loss statements for the preceding financial years (unless required under applicable statutory law) and present a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage) and earnings position (Ertragslage) of Target as of the date thereof, other than adjustments which will not be material.

(c)
The Companies do not have any Liability (other than contingent liabilities) that have arisen since 31 December 2009, except and to the extent of (i) liabilities incurred in the ordinary course of business since 31 December 2009, (ii) liabilities that would be deducted as liabilities in the calculation of the Working Capital or Financial Debt, and (iii) liabilities that in the aggregate are not material to the Solar Business or the Companies.

(d)
To Seller’s Best Knowledge, the Companies do not have any contingent Liability, except and to the extent of (i) liabilities in the respective amounts reflected or reserved against in the 2009 Unaudited Financial Statements, (ii) liabilities incurred in the ordinary course of business, and (iii) liabilities that would be deducted as liabilities in the calculation of the Working Capital or Financial Debt.

7.6	Title to Assets; Encumbrances

Subject to Schedule 7.6, the Companies have good and valid title to, or, in the case of leased or licensed property and assets, valid leasehold interests or licenses in, all property and assets (whether real, personal, tangible or intangible) reflected in the 2009 Unaudited Financial Statements, and as of the Closing, the 2009 Audited Financial Statements, and in either case, those assets and interests acquired since the date of such financial statements, free and clear of all Liens (other than Permitted Liens), except for properties and assets which have been disposed of since the date of such financial statements, as applicable, in the ordinary course of business or in connection with the EPP Transfer.

7.7	Compliance with Laws

Each Company is, and during the two years prior to the date hereof has been, in material compliance with all applicable laws, and none of the Companies has during the two years prior to the date hereof received any notice of any alleged material violation of law. The Companies hold, and at all time during the five years prior to the date hereof have held, all material governmental or regulatory licenses, consents, registrations, certificates, permits, authorizations or approvals required for the operation of the Solar Business and for the ownership, lease or operation of the Companies’ respective properties (collectively, the “Permits”), and all of such Permits are valid and in full force and effect, and the Companies have, during the two years prior to the date hereof, duly in all material respects performed and are and have been during the two years prior to the date hereof in material compliance with all of their respective obligations under such Permits. Each of the Companies is duly qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified.

7.8	Noncontravention

Except as set forth on Schedule 7.8, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the transactions referred to in Section 5.4), will: (i) conflict with or result in a breach of the articles of association, certificate of incorporation or bylaws or other organizational document of Seller, New Packaging or either Company; (ii) violate any law or decree to which Seller, New Packaging or either Company is, or its respective properties or assets are, subject; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract or Permit to which either Company is a party or by which it is bound; or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract or Permit to which Seller is bound that would affect the Companies or Seller’s ability to enter into this Agreement or to consummate the transactions contemplated hereby, except, in the case of either clauses (ii) or (iii), for such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, cancellations, rights or failures to give notice as would not, individually or in the aggregate, be material to the Solar Business or the Companies.

7.9	Intellectual Property Rights

(a)
Schedule 7.9(a)(1) contains a complete and accurate list of all Intellectual Property Rights which are owned by and issued, registered or filed on behalf of any of the Companies and are material for the business of the Companies specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right and (iii) the jurisdictions in which such Intellectual Property Right has been issued or registered, or in which an application for such issuance or registration has been filed, and the patent, registration or application numbers.  Schedule 7.9(a)(2) sets forth a complete and accurate list of all agreements under which any third party has been granted a license or other right with respect to any material Intellectual Property Rights or Know-How owned by the Companies and agreements under which any third party (including Seller or any Affiliate of Seller) has granted to any of the Companies a license or other right to use any material Intellectual Property Rights or Know-How (other than licenses of mass-marketed software).

(b)
The Companies own all right, title and interest in and to, or have a valid and enforceable right to use, all material Intellectual Property Rights and Know-How necessary for the operation of the Solar Business as currently conducted, free and clear of all Liens, except for Permitted Liens (collectively, the “Company Intellectual Property Rights”). Except as set forth in Schedule 7.9(b), (i) the Companies have paid all registration fees to the extent necessary to validly maintain all registrations with any regulatory authorities with respect to the Company Intellectual Property Rights, and (ii) none of the Companies has granted an exclusive license with respect to any Company Intellectual Property Rights to any third party (other than any of the Companies).

(c)
(i) None of the Company Intellectual Property Rights is subject to any outstanding judgment, injunction, order or decree issued against any of the Companies which materially restricts the use thereof by them and, to Seller’s Best Knowledge, no third party has challenged the ownership, validity, enforceability or use of any Company Intellectual Property Right, and there are no such claims against the Companies that were either made within the past six years or are presently pending; (ii) to Seller’s Best Knowledge, the Companies have not infringed or misappropriated any Intellectual Property Rights or Know-How of any third party; and (iii) to Seller’s Best Knowledge, no third party has infringed or misappropriated any Company Intellectual Property Rights.

(d)
(i) Neither Seller nor any of its Affiliates (other than the Companies) (A) license to or permit the use by the Companies of any of its or their Intellectual Property Rights or Know-How, or (B) share or co-own with the Companies any of its or their Intellectual Property Rights or Know-How, (ii) the Companies operate their businesses independently from Seller and its other Affiliates, and are not using or dependent on any facilities, resources, properties or assets owned, controlled, leased or licensed by Seller or any of its other Affiliates; and (iii) all Company Intellectual Property Rights will be owned or otherwise available for use by the Companies immediately following the Closing on terms and conditions identical to those under which the Companies owned or used such Company Intellectual Property Rights immediately prior to the Closing Date.

(e)
The Companies have taken all actions reasonably necessary to maintain and protect all of the Company Intellectual Property Rights, including the Companies’ ownership thereof (except to the extent ownership of such Company Intellectual Property Rights automatically vests in the Companies under applicable law), and including by executing written confidentiality agreements and invention or work product assignment agreements with all present and former employees and consultants.  The Companies have not disclosed any Know-How or other confidential Company Intellectual Property Rights to any third party (including Seller or any Affiliate of Seller) other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

7.10	Litigation

(a)
There is not, and during the three (3) years prior to the date hereof has not been, any Litigation pending or, to the Seller’s Best Knowledge, threatened against either Company before any court, arbitrator or other Governmental Authority.

(b)
Neither Seller, New Packaging nor either Company is, or has been, in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Authority that is material to the Solar Business or the Companies, and neither Company is a party or subject to any such order, judgment or decree.

(c)
There is no Litigation pending against, or, to Seller’s Best Knowledge, threatened against any member of the Seller’s Group or the Companies before any court, arbitrator or
Governmental Authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

7.11	Material Contracts

(a)
Schedule 7.11(a) lists the following Contracts to which either of the Companies is, as of the date hereof, a party, where any primary contractual obligation (primäre Hauptleistungspflicht) or material secondary, accessory, contingent or future obligation thereunder have not been fulfilled: (i) any Contract pursuant to which the Solar Business sells any products providing for any “most favored nation” pricing or other similar pricing; (ii) any Contract that individually provides for any payment for or to the Companies after the date hereof of greater than 200,000 EUR (in words: Two Hundred Thousand Euro) (excluding however, any ordinary course accepted customer order or accepted purchase order); (iii) any Contract that requires the Companies to sell an unlimited amount of product or extends for a fixed term of greater than one (1) year unless it can be terminated by the Companies with less than (1) year without penalty; (iv) any Contracts with any sole source supplier or providing for any exclusive relationship; (v) any Contract expressly restricting the ability of the Companies to compete in any geographic region or with respect to any product; (vi) any Contracts which purport to bind Affiliates of the Companies; (vii) any partnership or joint venture; (viii) any Contract to acquire any other Person, equity interests, business or material non-inventory assets or to dispose of any Person, equity interests, business or material non-inventory assets; (ix) any Contract relating to indebtedness for borrowed money of the Companies or any guarantee of any Liability of any other Person (other than that which will be fully repaid prior to the Closing Date); or (x) to Seller’s Best Knowledge, agreements which the Seller reasonably believes are otherwise material to the Solar Business or the Companies (collectively, and together with the Contracts required to be listed on Schedule 7.9(a)(2) and the Contracts contemplated by Section 8.1(g)(vi) once entered into, the “Material Contracts”). Seller has delivered to the Purchaser true, correct and complete copies of all of the Material Contracts listed on Schedule 7.11(a).

(b)
Each Material Contract is a valid and binding agreement of either Company and, as of the date hereof, the counterparty(ies) thereto, as the case may be, and, as of the date hereof, is in full force and effect.  Neither Company is in material default or material breach and, as of the date hereof, to Seller’s Best Knowledge, no event or condition has occurred which after notice or with the lapse of time or both would constitute a material default or material breach, in any respect under the terms of any Material Contract (with respect to default or breach by the counterparty as of the date hereof).  As of the date hereof, neither Seller nor either Company has received any written notice of the intention of any party to terminate any Material Contract.  Neither Seller nor either Company has received notice that any party considers either Company to be in material breach or material default thereunder or in potential material breach in a material respect or default thereunder.

7.12	Real Property

(a)
Schedule 7.12(a) contains up-to-date copies of the complete land register and building lien register (Grundbuchauszug und Baulastenverzeichnis) for all real estate owned by the Companies. The Companies have clear title to all Owned Real Property, free and clear of any Liens (including unregistered or otherwise pending transfer (e.g. conveyance) (Auflassung)) except for Permitted Liens. No Owned Real Property is encroached (überbaut) and no buildings on the Owned Real Property encroach over neighboring properties.

(b)	Schedule 7.12(b) sets forth the address of each Leased Real Property, and a list of all leases. The Companies hold a valid right to use or occupy each Leased Real Property pursuant to such lease.

(c)
None of the Companies has received any written notice from any Governmental Authority or Person of any pending or threatened condemnations (Enteignung), planned public redevelopment measures (Sanierungsmaßnahmen), annexation, special assessments charged on the premises (Erschließungskostenbeiträge), zoning or subdivision changes (Änderungen der Bauleitplanung und Parzellierung), affecting the Current Properties.

(d)
No third party is in possession of the Current Properties or any portion thereof.  There are no leases, subleases, or other contracts granting to any third party the right to use or occupy any portion of the Owned Real Property or, to Seller’s Best Knowledge, the Leased Real Property.

7.13	Product Warranty; Product Liability

(a)
During the eighteen (18) months prior to the date hereof, neither Seller nor either Company has received any written claim with respect to the Solar Business that remains pending from any customer alleging that any of the products manufactured, sold, leased or delivered by the Companies has not conformed in all material respects with applicable contractual commitments or express and implied warranties or has requested repair or replacement thereof, in either case, that could reasonably result in a Liability (including those under the German Act on Product Liability (Produkthaftungsgesetz)) of the Companies in excess of the reserve for such items in the 2009 Unaudited Financial Statements or, once delivered, the 2009 Audited Financial Statements once delivered. Schedule 7.13 sets forth the standard warranty terms of the standard form customer Contract used, as of the date hereof, by the Companies and any material sales undertakings by the Companies entered into within the eighteen (18) months prior to the date hereof with terms materially less favorable to the Companies for which the Companies could reasonably have continuing material liability.

(b)
To Seller’s Best Knowledge, neither Seller nor either Company has any notice of, or Liability arising out of, any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Solar Business or either of the Companies or any material Liability for any recall of any such product.

7.14	Affiliate Transactions

Except as set forth in Schedule 7.14, neither Company

(a)	is a party to any Contract with, or

(b)	has since the Most Recent Fiscal Year End

(i)	entered into any transaction, including any transaction involving the making of any payment, benefit or transfer or acquisition of assets, with, or

(ii)	directly competed with,

any member of the Seller’s Group, or any their respective stockholders, officers, directors, members, employees, general partners or directors or, to Seller’s Best Knowledge, other Persons in which any of the foregoing Persons has an economic interest in excess of two percent (2%) of the ownership interests therein (other than the Spin-Off and Spin-Off Agreement, the EPP Transfer and the other agreements and transactions expressly referred to herein).

7.15	Customers and Suppliers

Schedule 7.15 lists (i) the ten (10) largest customers (by revenue) of the Solar Business during the fiscal year ended 31 December 2009 and (ii) the ten (10) largest suppliers (by cost) of the Solar Business during the fiscal year ended 31 December 2009 and each sole source supplier of any product not readily available to the market from alternative sources.  No such customer or supplier has cancelled or otherwise terminated, or threatened in writing or, to Seller’s Best Knowledge, outside the ordinary course of business, orally to cancel or otherwise terminate, its relationship with the Solar Business or to decrease materially the quantity of products purchased from or sold to, respectively, the Solar Business during (x) with respect to written notice, the one (1) year period prior to the date hereof and (y) with respect to oral notice, the three (3) month period prior to the date hereof.

7.16	Employee and Labor Matters

(a)
As of the date hereof none of the Companies is experiencing, nor during a period of five years prior to the date hereof has any of the Companies, and to Seller’s Best Knowledge, there is no basis to expect any Company to experience (i) any strike or lockout of its employees or (ii) any lawsuit or dispute with any union, workers’ council or other body of employee representatives pending before any court, governmental authority or arbitrator (including any proceedings pending before any conciliation committee (Einigungsstellenverfahren)) and relating to labor relations or employment matters of a general nature (including lay-offs, restructurings or general working conditions).

(b)
Schedule 7.16(b) sets forth, as of the date hereof, a true and complete list of all employees of the Companies stating the initials of the employees’ names, the commencement of employment, the date of birth, job title, annual base salaries, maximum amount of performance-related payments and agreed severance payments upon termination of employment.  No employee has given and/or received written notice of termination of its employment and, to the Seller’s Best Knowledge, no employee has threatened to give such notice. Except as set forth in Schedule 7.16(b), no employee is subject to special dismissals protection due to parental leave or a position in the works council or, to Seller’s Best Knowledge, to severe disability or maternity protection.

(c)	No legal disputes between Target and any employee, freelancer, managing director are pending, have been pending within the last twelve months or, to the Seller’s Best Knowledge, are threatening.

(d)
To Seller’s Best Knowledge, no free-lancer or consultant employed by any Company at any time prior to the Closing Date qualifies as an employee under any applicable law, and no temporary worker has a right to demand employment by any Company.

(e)
To Seller’s Best Knowledge and except as set forth in Schedule 7.16(e), (i) the limitation in time (Befristung) of temporary employment contracts to which any Company is a party is valid and enforceable, and (ii) no person employed on a temporary basis has any claim against any Company for employment unlimited in time.

(f)
As of the date hereof, the Companies have paid all obligations under any employment contract when due and all employment related taxes and social security contributions have been duly calculated and paid.

(g)
No person formally addressed as employee of EPP GmbH has any claim for employment with any of the Companies nor any right to reject the transfer of its employment from any of the Companies to EPP GmbH in course of the Spin-Off or any other measure taken prior to the date hereof.

(h)
No employee has a claim for employment with the Companies due to the termination of their employment with EPP GmbH or any Affiliate of the Seller. In case of their termination, no employee of the Companies has a right for continuation of employment with the Seller or any other member of Seller’s Group.

(i)	The existing management committee (Wirtschaftsausschuss) was duly informed of the Transaction in accordance with sections 106 et seq. Works Constitutions Act (Betriebsverfassungsgessetz).

(j)
Schedule 7.16(j) contains a true and complete list, as of the date hereof, of all collective bargaining agreements, agreements with unions or workers’ councils, social plans, and material standard practices (e.g. betriebliche Übungen, Gesamtzusagen) by which any Company is bound.  The Company is in full compliance with any such agreements, plans, schemes and practices.

(k)
Except as set forth in Schedule 7.16(k), (i) no collective bargaining agreements or other rules or arrangements applying otherwise than on an individual basis exist with respect to the requirements on the termination of employees of any Company, (ii) no Company has granted to any employee any termination period beyond the relevant period under applicable law, and (iii) no Company has granted any loans to directors, officers or employees.

(l)
Schedule 7.16(l) sets forth all redundancy, work-sharing or short-time working schemes of any Company which are currently in effect or have been resolved or implemented within a period of five years prior to the date hereof.  No Company has any outstanding obligation or liability under such schemes. No Company is bound by any restriction as to the closure, downsizing or other restructuring affecting the workforce of any of its businesses (or portions thereof), except for any restrictions under mandatory law.

(m)
Schedule 7.16(m) correctly sets forth all (i) pension commitments (including retirement, widows’, dependants’ and disability pensions) and old-age part-time schemes and (ii) other employee benefit plans (whether funded or unfunded, on a defined benefit or defined contribution basis, or otherwise) relating to retirement, death, disability, medical benefits or anniversary payments by which the Companies are, as of the date hereof, bound (including plans which have been terminated, but in respect of which the Companies still have any obligations or liabilities), other than (A) mandatory employer’s contributions to statutory benefit schemes, (B) defined contribution schemes or (C) sick pay required under mandatory law.  All the commitments, schemes and plans set forth, or required to be set forth, in Schedule 7.16(m) (the “Benefit Plans”) are and have been during the two years prior to the date hereof established, amended and operated, in all material respects, in accordance with their terms and applicable law. To Seller’s Best Knowledge, any adjustments of pensions under the Benefit Plans have been made to the maximum extent permitted by applicable law.  True and complete copies of the latest actuarial report relating to the Benefit Plans have been delivered to Purchaser prior to the date hereof.  To Seller’s Best Knowledge, all relevant data supplied by the Companies to the actuaries for the purpose of preparing such report are true and correct in all material respects as of the date as of which such report has been prepared.  To Seller’s Best Knowledge, any pension or other obligations of the Companies under the Benefit Plans have been reflected in their Audited Financial Statements and their 2009 Unaudited Financial Statements pursuant to applicable law and in accordance with past practices.  All contributions to the pension security fund (Pensionssicherungsverein) (or similar funds or institutions under the laws of any jurisdiction other than Germany) have been duly and timely paid.

(n)
Except as set forth in Schedule 7.16(n) neither any Company nor Seller have granted or promised any compensation, severance or other payment or benefit to any (current or former) managing director or employee of any Company in connection with the Transaction or any divestiture of any Company. Neither the execution of this Agreement nor the consummation of the Transaction will result in, or accelerate, the payment or vesting of any benefit to any director, officer or employee. No employment terms of any employee of any Company have been varied (either by way of amendment or the exercise of any discretion) in connection with or with a view to the Transaction or any divestiture of any Company.

(o)	The Companies are in compliance, in all material respects, with current German regulations regarding workplace safety.

7.17	Taxes

As of the date hereof and except as disclosed in Schedule 7.17:

(a)	all Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Effective Date Tax Period by or on behalf of any of the Companies were filed when due;

(b)
none of the Companies is involved in any extraordinary tax audit or investigation (other than regular tax audits in the normal course of business) relating to any business activities prior to the date hereof; and

(c)	all Taxes which have been assessed (festgesetzt) in writing by any Taxing Authority which relate to any of the Companies were paid if and when due.

7.18	Insurance Coverage

Schedule 7.18 contains a true and complete list of all insurance policies relating to the assets, business or operations of the Companies, indicating any policies which will terminate or may be terminated by the insurer as a result of the consummation of the transactions contemplated by this Agreement. All such policies, (i) are in full force and effect at the date hereof and will be in full force and effect through and including the Closing Date, and (ii) there are no claims by any of the Companies pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer.  All premiums for all such policies have been paid, and will be paid until Closing, when due.

7.19	Conduct of Business

Except for the actions set forth in Schedule 7.19, and except for any transactions contemplated by or any facts or events disclosed in this Agreement or in Schedule 7.19, in the period between the 31 December 2009 and the date hereof there has not been, in any case solely as it relates to either of the Companies:

(a)	any recapitalization or reorganization which materially changes the corporate structure or capitalization of the Companies;

(b)	any merger or other similar business combination between any of the Companies and any third party (including any member of Seller’s Group);

(c)	any declaration or payment of dividends or distribution of profit shares by any of the Companies to any member of Seller’s Group, except as made under the ES Profit Transfer Agreement;

(d)	any sale, issuance or other grant of any capital stock or equity securities in, or any right to acquire any equity securities, in either of the Companies;

(e)
any divestiture by any of the Companies of a shareholding or business with a value in excess of EUR 250,000 individually or in the aggregate or any sale, assignment, transfer, failure to maintain, abandonment, license or other disposition or encumbrance of any material non-inventory assets of the Companies or material Company Intellectual Property Rights, other than (i) transfers of Company Intellectual Property Rights from one Company to another Company, and (ii) non-exclusive licenses of Company Intellectual Property Rights in the ordinary course of business;

(f)
any execution, acceleration, termination, material modification or cancellation of any Material Contract outside the ordinary course of business (it being understood that the execution, acceleration, termination, material modification or cancellation of those Material Contracts listed in Schedule 7.11(a) need not be noted in Schedule 7.19), including entry into any commitment or other agreement regarding the lease or purchase of a manufacturing facility in the United States of America;

(g)
any incurrence or guarantee by any of the Companies of any indebtedness for borrowed money, other than indebtedness incurred from any of the Companies for members of Seller’s Group or incurred in the ordinary course of business and in amounts and on terms consistent with past practice;

(h)
settlement of any Litigation, pending or threatened, that has resulted or could reasonably be expected to result in any damages in excess of EUR 25,000 individually or EUR 100,000 in the aggregate or the imposition of any injunctive remedy or continuing obligation;

(i)	any investment by any of the Companies in, or the making of any loan to, any other company or entity (other than the other of the Companies) exceeding EUR 250,000 individually or in the aggregate;

(j)
any capital expenditure by any of the Companies, by additions or improvements to property, plant or equipment, in excess of EUR 250,000 individually or in the aggregate, except as provided in any plan or budget disclosed in writing to Purchaser prior to the date hereof;

(k)
any (i) lay-off with respect to a significant part of the workforce of the Companies or (ii) any actual or effective transfer of a significant part of the workforce of the Companies or any member of Seller’s Group to or from any member of Seller’s Group or the Companies, respectively;

(l)	any damage, destruction or other casualty loss (whether or not covered by insurance) materially adversely affecting the business or assets of any of the Companies;

(m)	any material change to the policy or practice with respect to the Companies’ accounting methodology other than as required by law;

(n)	any material change in the Companies’ Tax election, method of Tax accounting or the settlement of any claim for Taxes;

(o)
conduct outside of the ordinary course of business, or, to Seller’s Best Knowledge, any change, event or development or series of changes, events or developments which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Companies; and

(p)	any agreement, whether in writing or otherwise, to do any of the foregoing.

7.20	Environmental Matters

(a)
The Companies have at all times complied in all material respects and are in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and complying at all times with all material Environmental Permits.

(b)
Neither Seller nor the Companies have, in the past two (2) years, received any written notice, report or other written information regarding any violation of, or any liability (contingent or otherwise) or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the Companies’ or their predecessors’ past or current operations, properties or facilities.

(c)
Neither the Companies nor any predecessors have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to, any substance, or owned or operated their business or any other property or facility (and no such property or facility is contaminated by any such substance), so as to give rise to any material liabilities (contingent or otherwise) or investigatory, corrective or remedial obligations pursuant to Environmental Laws.

(d)
Seller and the Companies have furnished to Purchaser all environmental audits and reports and all other documents materially bearing on environmental, health and safety liabilities (as it relates to hazardous materials, substances or wastes), in each case relating to the Companies’, or their Affiliates’ or predecessors, past or current properties, facilities or operations which are in their possession.

7.21	Broker’s Fees

Other than the fees and expenses payable to Jefferies International Limited in connection with the transactions contemplated hereby which shall be borne by Seller, neither Seller nor either Company has entered into any contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which the Companies or any Purchaser Indemnified Party could become liable or obligated to pay.

7.22	No Other Representations and Warranties

Subject to the representations, covenants and indemnities expressly contained in this Agreement, Purchaser agrees to accept the Sold Share and the Companies in the condition they are in on the Closing Date, based upon its own inspection, examination and determination with respect thereto (including the Due Diligence investigation conducted by it), without reliance upon any express or implied representations or warranties of any nature of Seller or any employee, advisor or other representative of Seller.  Purchaser acknowledges that Seller makes no explicit or implied representations, warranties or guarantees and assumes no disclosure or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.

SECTION 8.   COVENANTS

8.1	Conduct of Business Prior to Closing; Actions by the Companies

(a)
Except as disclosed in Schedule 8.1(a), except for any transactions in connection with the EPP Share Transfer, or except for any other transactions contemplated by this Agreement, from the date hereof to the Closing, Seller shall (i) procure that the Companies conduct their businesses, in all material respects, in the ordinary course of business, consistent with past practice and in compliance with law in all material respects, including not resolving or permitting the Companies to take any of the actions referred to in Sections 7.19(a) - 7.19(k), 7.19(m) - 7.19(n) and 7.19(p) to be taken, and (ii) take commercially reasonable efforts to keep the Solar Business as conducted as of the date hereof substantially intact in all material respects, including maintaining relationships with suppliers, customers and employees and maintaining its present operations, physical facilities and working conditions.

(b)
Without limiting the generality of the foregoing, Seller will not, and will cause the Companies not to, engage in any practice, take any action or enter into any transaction by or on behalf of the Companies that would have been prohibited pursuant to the first sentence of Section 8.1(a) if the Companies were party to this Agreement and were bound by Section 8.1(a) directly.

(c)
Purchaser is aware and agrees that (i) Target and Seller’s Group have entered into cash pooling arrangements within the meaning of Section 4.2(a), (ii) any such cash pooling arrangements with Seller’s Group or arranged or sponsored by external banks will be terminated prior to Closing, and (iii) Purchaser will need to provide sufficient financing for the Companies immediately at Closing.

(d)
Purchaser is aware and agrees that after the date hereof and prior to the Effective Date (i) Target will sell and transfer to Seller its shares in EPP GmbH, (ii) the EPP Profit Transfer Agreement will be terminated, and (iii) Target will sell and assign its EPP Loan Receivable to Seller or, as the case may be, Seller will assume the EPP Loan Payable, in each case by way of a sale and transfer/assignment agreement as contemplated by this Agreement.

(e)
Purchaser is aware and agrees that (i) EPP GmbH and Seller, respectively, are currently providing certain supplies and services to Target necessary for the operation of its business of the Companies and (ii) that such supplies and services shall be terminated as of Closing. Seller, EPP GmbH and Purchaser agree, and Seller shall procure, that Seller, EPP GmbH and Target shall enter into, effective as of Closing, for a transitional time period, a service agreement, substantially in the form of the draft attached hereto as Schedule 8.1(e) (the “Transitional Service Agreement”),

(f)
Purchaser is aware that the Companies are covered by group insurance policies maintained by the Seller’s Group and that the Companies may not be covered by such group insurance policies after Closing for losses arising from events occurring after the Closing Date. Purchaser shall undertake measures so that the current group insurance policies are replaced by other insurance policies for losses arising from events occurring after the Closing Date for the Companies at the latest on the Closing Date.  Upon request of the Purchaser after the Closing, Seller shall use commercially reasonable efforts to notify the Seller’s Group’s insurance carrier of any available claims for recovery of losses arising out of any events related to the Companies or the Solar Business occurring on or prior to the Closing Date (to the extent the loss was not paid prior to the Effective Date or was not reflected as a liability or as an accrual in the Working Capital) and to collect such losses, and shall permit Purchaser or the Companies to participate and assist in any claims and collection procedures related thereto, and Seller will remit to Purchaser any such proceeds which Seller is required to remit with respect such claims made pursuant to this sentence.

(g)
From the date hereof until the Closing Date, Seller will not (i) make any change in, or commitment to change, any compensation or benefit of any officer or employee of the Companies, or make or agree to any bonus payment, fringe benefits, retention or severance arrangement with any officer or employee of the Companies, pursuant to any severance, retirement or other agreement with the Companies, except for (x) raises of salary or wages upon promotions or progression increases made in the ordinary course of business, (y) as required by law, or (z) changes of de minimis amounts; (ii) adopt any new employee benefit plan or prove any material increases in any material benefits under such employee benefit plans except in accordance with the terms of such plans or as required by applicable law; (iii) enter into any employment contract related to any employees of the Companies other than for new, non-management employees who are entering into agreements on the standard terms and conditions for employment used by the Companies as of the date hereof; (iv) make any material change to the contractual payment terms of trade receivables and/or trade payables; (v) other than pursuant to the transactions contemplated by this Agreement, enter into any transactions with Affiliates; or (vi) execute, accelerate, terminate, materially modify or cancel any Contract that would be a Material Contract if entered into prior to the date hereof, other than within the ordinary course of business.

(h)
Prior to the Closing, Seller will cooperate with Purchaser to transfer, effective at the Closing, any bank accounts dedicated to the Solar Business accounts receivable, notify any Solar Business customers of any post-Closing accounts receivable, account changes and implement a process for forwarding Solar Business email and other communications from Seller to Purchaser or the Companies.

8.2	Release from Guarantees

Purchaser shall, prior to or at Closing:

(a)
undertake to endeavour the full and unconditional release of all relevant members of Seller’s Group with effect as of Closing from any obligations and liabilities relating to the guarantees, mortgages and other interests in real estate and other security interests which any member of Seller’s Group, or any third party on behalf of any member of Seller’s Group, has provided prior to the Closing Date in favor of, or on behalf of, Target or the US Subsidiary to any banks, other financial institutions, suppliers, customers or other third parties and which are exclusively listed (including the amount of the aggregate (actual or contingent) liability of Seller’s Group thereunder) in Schedule 8.2(a) (the “Seller’s Guarantees”); or

(b)
to the extent that the relevant members of Seller’s Group are not released from any Seller’s Guarantees in accordance with Section 8.2(a) above assume, and indemnify and hold harmless Seller’s Group from, all obligations and liabilities relating to any Seller’s Guarantee up to the respective maximum amount for each of Seller’s Guarantees listed in Schedule 8.2(a).

8.3	Cooperation

(a)
Without prejudice to the other provisions of this Agreement, the Parties shall each use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.  Without limiting the generality of the foregoing, each of the Parties hereto shall use its commercially reasonable efforts to achieve the fulfillment of the applicable Closing Conditions and the closing actions pursuant to Section 5.4 as soon as reasonably practicable.

(b)
The Parties shall inform each other without undue delay, but at the latest within two Business Days after having been notified of the fulfillment of any Closing Condition set forth in Section 5.2.  The Parties shall each make their representatives available for a teleconference on a weekly basis to discuss the status of the fulfillment of the Closing Conditions, if requested by any Party.

(c)
During a period of one (1) year after Closing, the Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective representatives to cooperate with each other, to provide an orderly transition of the Solar Business from Seller to Purchaser and to minimize the disruption to the Solar Business resulting from the transactions contemplated in this Agreement as requested by any Party and at the requesting Party’s sole cost and expense, including bearing their own respective applicable overhead costs.

(d)
Each Party agrees that it shall not, prior to Closing, enter into any transaction outside the ordinary course of business which would reasonably be expected to prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

(e)
Seller shall, and shall cause the Companies to, use commercially reasonable efforts to cooperate in connection with the arrangement of the Financing as may be reasonably requested by Purchaser and/or Purchaser Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller, the Companies or any of their respective Affiliates and Purchaser shall pay any out-of-pocket expenses and other costs incurred by Seller, Purchaser, the Companies or any of their respective Affiliates in connection with such cooperation). Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor the Companies nor any of their respective representatives or Affiliates shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Financing.

8.4	Notice of Developments

From the date hereof until Closing, Seller and Purchaser will give prompt written notice to the other Party of (i) the existence of any fact or circumstance, or the occurrence of any event, which would be reasonably likely to cause a Closing Condition not to be satisfied by the date provided in Section 5.3(a), (ii) the receipt of any notice or other communication from any Governmental Authority or any securities market or securities regulator in connection with the transactions contemplated by this Agreement, or (iii) the breach of a representation or warranty; provided, however, that the delivery of any notice pursuant to this Section 8.4 shall not be deemed to amend or supplement this Agreement, and the failure to deliver any such notice shall not constitute a waiver by any Party of any right or condition in this Agreement.

8.5	Interim Financial Information

(a)
Between the date hereof and the Closing Date, Seller shall provide to Purchaser within fifteen (15) calendar days after the end of each calendar month, interim monthly management accounts for Companies (collectively, the “Management Accounts”). The Management Accounts shall be prepared in a manner consistent with the 2009 Unaudited Financial Statements and a sample of which is attached as Schedule 8.5(a).

(b)
Before, and for one (1) year after, Closing to the extent permitted by law, Seller shall provide to Purchaser financial and other information regarding the Companies not already in the possession of the Companies or Purchaser or publicly available and is in the possession of the Seller, as is reasonably requested by the Purchaser or Purchaser Parent for purposes of complying with public company reporting requirements or for other reasonable purposes relating to the operation of the Solar Business by Purchaser following the Closing, subject to applicable law.

(c)	Seller shall deliver to Purchaser the audited financial statements for the Companies’ fiscal year ending 31 December 2009 (the “2009 Audited Financial Statements”) by 22 March 2010.

(d)
Before, and for one (1) year after, the Closing, Seller shall cause the Companies to, request (including granting access to any relevant audit papers to the maximum extent permitted by applicable professional standards) any of their current or former auditors to cooperate with, and provide all necessary consents with respect to SEC filings of Purchaser Parent (including consents to either directly include in an SEC filing or incorporate by reference the auditor’s audit opinion for the respective years), all in connection with information related to the Companies, which is required in any filings to be made by Purchaser Parent with the U.S. Securities and Exchange Commission or required under any securities exchange on which securities of Purchaser Parent may be listed or traded, including audited financial statements as of and for the years ended 31 December 2008 and 2009 in accordance with Rule 3-05 of Regulation S-X, which will also include a reconciliation of the 2008 Audited Financial Statements and the 2009 Audited Financial Statements to U.S. Generally Accepted Accounting Principles in accordance with Item 17 of Form 20-F (with an English translation), in each case at the sole cost and expense of Purchaser and, if requested by such auditor, pursuant to a separate engagement letter between Purchaser or Purchaser Parent and such auditor.

8.6	Reimbursement for Payments Related to Seller, EPP GmbH or the Companies after Closing

(a)	Subject to any other provision of this Agreement or the agreements and transactions contemplated by this Agreement

(i) If and to the extent Target or Purchaser receive payments after the Closing Date which relate to EPP GmbH or any other member of the Seller’s Group, Purchaser shall forward such payments to EPP GmbH or Seller (with discharging effect for Purchaser) without undue delay after having become actual knowledge (positive Kenntnis) of the attribution of such payments.  The Guarantor hereby agrees to the foregoing.

(ii) If and to the extent any entity of Seller’s Group receives payments after the Closing Date which relate to the Companies, Seller shall forward, or shall cause to be forwarded, such payments to Target or the US Subsidiary (with discharging effect for the respective entity of Seller’s Group) without undue delay after the respective entity of Seller’s Group has become actual knowledge of the attribution of such payments.

(iii) The extent to which person a payment relates under this paragraph shall be determined in the following order and priority: (A) The allocation provided for in this Agreement including the agreements contemplated therein; (B) subject to lit. (A), the allocation provided for in the Spin-Off Agreement; and (C) subject to lit. (A) and (B), any allocation provided otherwise.

The obligations under this Section 8.6 shall terminate one (1) year after the Closing Date.

8.7	Covenant to Non-Compete

For a period of three years after the Closing Date, neither Seller nor New Packaging shall, and shall procure that none of their subsidiaries shall, directly or indirectly compete with or engage in any aspect of the Solar Business as conducted at any point during the one (1) year prior to the Closing, or as planned to be conducted as of the Closing Date in the future, or otherwise undertake any action related to, or assist or finance any other Person in, designing, developing, manufacturing or distributing specialty films or other products for the encapsulation of solar cells, thin film solar coatings or other active semiconductor materials in photovoltaic solar modules or any other related applications in the those countries in which either of the Companies currently or as of the Closing Date, or currently or as of the Closing has plans in the future to, operate or sell, market, manufacture or distribute any products or services; provided, however, that the following activities shall be exempt from the covenant not to compete:

(a)	the Packaging Business as conducted by Seller’s Group as of the date hereof (excluding those activities Seller’s Group conducts for the account or in the interest of Target); or

(b)	the acquisition of a passive interest of 5% or less in an entity engaged in a competing business.

If a court of competent jurisdiction declares in a final judgment that any term or provision of this Section 8.7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provisions, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.8	Use of Seller’s Names

After the Closing Date, Purchaser shall procure that neither the Companies will use, or permit any third party to use, any name (as part of its corporate or trade names, logos, internet domain name or otherwise) which includes the name “Etimex”, or any name, trade name, trademark, internet domain name or logo listed in Schedule 8.8 (collectively the “Seller’s Names”). The Companies shall, however, have the limited, non-exclusive, royalty-free right and license (which right and license shall not be transferable or sublicenseable), (i) to use Seller’s Names for purposes of describing the historical relationship of the Companies with the Seller and its Affiliates, (ii) for a period of six (6) months after the Closing Date or such earlier time as the supply existing within one month of the Closing Date has been exhausted, to continue to use any brochures, sales literature, letterheads, printed forms and other documents and office and shipping supplies containing any Seller’s Name and to sell any products bearing any Seller’s Name, (iii) for a period of six (6) months after the Closing Date, to continue to use the “Etimex” mark solely in conjunction with the mark “Vistasolar” in connection with the operation of the Solar Business as conducted as of the Closing Date (and subject at all time to Seller’s right to exercise quality control with respect to the use of the Seller Names and the goodwill associated therewith). In connection with such limited use of the Seller Names permitted under this Section 8.6, Purchaser acknowledges that all use thereof by the Companies and all goodwill associated therewith shall inure solely to the Seller’s benefit and shall not create in Purchaser’s or any of its Affiliates’ favour any right, title or interest in or to the Seller Names.

8.9	Transition

(a)
Between the date hereof and the Closing Date, upon reasonable advance request by Purchaser and to the extent permitted by law, Seller will permit Purchaser and its representatives and advisors to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of the Companies, to the premises, properties, personnel, contracts, accounting, financial, and other records in each case as is reasonably necessary or required for purposes of reasonable transition planning and compliance (including, for the avoidance of doubt, for the purpose of conducting certain minimally invasive environmental assessments and studies and compliance with the rules promulgated by the Securities and Exchange Commission).  For the avoidance of doubt, no information obtained under this Section 8.9(a) shall alter or affect the rights or obligations of the Parties under this Agreement.  Between the date hereof and the Closing Date, Seller agrees that the Purchaser and its advisors and representatives will continue to have access to the Data Room on the terms and conditions of access provided to Purchaser, its advisors and representatives prior to the date hereof.

(b)
For a period of three years after the Closing Date, Purchaser, Seller and New Packaging will give access to each other and their respective representatives and advisors, upon reasonable request and in a reasonable scope and without disturbing the business of the respective other Party unreasonably, to accounting, financial, and other business-related records (and allow them to make copies thereof) of Seller or, respectively, the Purchaser and the Companies, as well as to any other information, respective management and employees, in each case to the extent necessary to Purchaser and the Companies or, Seller, respectively, in connection with any audit, investigation, dispute or litigation solely with respect to any third party, provided, that, the recipient Party for itself and its representatives and advisors, shall have agreed to be subject to reasonable confidentiality or a contractual duty of confidentiality in relation to the Party granting access.  This shall not apply if and to the extent such access is prohibited by law or confidentiality obligations or against the reasonable business interests of the Party which should grant access or relating to events occurring in periods after the Closing.  For the avoidance of doubt, the foregoing shall not require any Party to take any such action if it (i) may result in a waiver or breach of any attorney/client privilege, or (ii) could reasonably be expected to result in a violation of applicable law. Each Party receiving access shall bear all costs and expenses in connection with its access and reimburse the other Party respectively.

(c)
Purchaser shall keep and procure that the Companies will keep, and Seller and EPP GmbH shall keep, all business books and records relating to any period prior to the Closing Date in accordance with any applicable statutory law, at least for five (5) years after Closing.

8.10	Litigation Support

In the event and for so long as any Party actively is contesting or defending against any Litigation commenced by any third party with respect to any fact, condition, practice, plan, occurrence, event, incident, action, failure to act or transaction occurring prior to the Closing Date and related to the Solar Business, the other Party will cooperate with the contesting or defending Party and its Affiliates in the contest or defense, make available its and its Affiliates’ personnel and provide such testimony and access to its and its Affiliates’ books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless such contesting or defending Party is entitled to indemnification therefor pursuant to Section 9 or Section 11.2, as applicable); provided, however, that, for the avoidance of doubt, the foregoing shall not require any Party to take any such action if it (a) may result in a waiver or breach of any attorney/client privilege, (b) could reasonably be expected to result in a violation of applicable law, or (c) providing such access or information would reasonably be expected to be unreasonably disruptive to its operations.  The obligations of the Parties under this Section 8.10 shall terminate twelve (12) months after the Closing Date.

8.11	Exclusivity

(a)
From the date hereof until the Closing, Seller shall not, and shall cause its Affiliates and its and their officers, directors, employees and advisors (including legal counsel and financial advisors) not to, directly or indirectly: (i) initiate, solicit or knowingly and intentionally encourage or facilitate any inquiries with respect to, or the making of, any Acquisition Proposal; (ii) participate or engage in any discussions of an Acquisition Proposal or negotiations with, or furnish or disclose any material non-public information relating to the Companies or the Solar Business to, any Person in connection with any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal.

(b)
Seller shall, and shall cause its Affiliates and its and their officers, directors, employees and advisors (including legal counsel and financial advisors) to, immediately cease any existing solicitations, negotiations or discussions with any Person that has made or indicated an intention to make, has been invited to make, or has requested or been provided with non-public information relating to the Companies or the Solar Business relating to, any Acquisition Proposal during the one year prior to the date hereof.  Seller shall promptly request that each Person who has executed a confidentiality agreement with Seller or any of its Affiliates in connection with such Person’s consideration of any such Acquisition Proposal return or destroy all non-public information furnished to that Person or its representatives.

SECTION 9.    INDEMNIFICATION

9.1	Restitution/Payment of Damages

(a)
If one or several of the statements made by Seller or EPP GmbH in Section 7 (other than Section 7.22) are not true and complete (a “Breach”), Seller or EPP GmbH (as the case may be) shall first have a right to cure the Breach within a period of 45 days after having received a written notice from Purchaser specifying the factual basis of the alleged Breach actually known to Purchaser by putting Purchaser or, at the sole discretion of the Purchaser, the Companies in the position in which it would be if there was no Breach (restitution in kind; Naturalrestitution).  In case Seller refuses to or is not able to cure the respective Breach, or the Breach is not capable of being cured within the period set forth in the preceding sentence, Seller or EPP GmbH (as the case may be) shall pay in cash to Purchaser, or at the sole discretion of Purchaser, any of the Companies or any other Purchaser Indemnified Party, monetary damages (Schadensersatz in Geld) incurred by any Purchaser Indemnified Party, including consequential or indirect damages (Folgeschäden, mittelbare Schäden) including any business interruption damages, but (subject to Section 9.6(d)) excluding lost profits (entgangener Gewinn) and frustrated expenses (vergebliche Aufwendungen) within the meaning of section 284 BGB, internal administration and overhead costs or, without prejudice to claims for actual damages related to incorrect information, any losses based on the argument that the Purchase Price for the Sold Share was calculated on the basis of incorrect assumptions or information (“Damages”).

(b)	Any liability of Seller or EPP GmbH to indemnify or pay Damages for a Breach pursuant to Section 9.1(a) to Purchaser is excluded if and to the extent:

(i)
all facts that constitute the basis of the relevant Breach (excluding, for the avoidance of doubt, the amount of Damages) are specifically disclosed in this Agreement (with such disclosure only applying to the respective guarantee to which such disclosure was made and to any other guarantee if and to the extent that it is reasonably transparent (erkennbar) from the relevant disclosure that the matter disclosed also pertains to such other guarantee) or that Seller can demonstrate with written evidence were actually known as of the date hereof by any of the following individuals: D. John Srivisal, John J. Dowling III, Timothy J. Wessel, Christopher L. Reed, Eric Nichols, Steve A. Burge or James P. Focareto;

(ii)
the Damage is attributable to Purchaser or Purchaser Parent or, after Closing, any of the Companies, causing (verursacht oder mitverursacht) or failing to mitigate the relevant Damage, in each case pursuant to section 254 of the German Civil Code (BGB);

(iii)	the Damage is directly attributable to Purchaser not having complied with any of the provisions of this Agreement;

(iv)	the Damage is attributable or is increased as a result of any change of law, regulation, directive, or administrative practice coming into effect on or following the date hereof;

(v)
the matter to which the Breach relates has been specifically taken into account in preparing and reasonably identified in the balance sheet included in the 2009 Unaudited Financial Statements as a long-term liability;

(vi)	the Damage is reflected as Financial Debt or a Liability in the Working Capital on the Effective Date Financial Statements;

(vii)
the Damage is collected by Purchaser or any Affiliate of Purchaser or any of the Companies pursuant to claims against any third party or an insurance company, net of any increase of the insurance premium or other respective monetary disadvantages due to such claim; or

(viii)
Purchaser or any Affiliate of Purchaser or any of the Companies has actually received any cash advantages provided by circumstances establishing a claim of Purchaser under Section 9.1, which would otherwise not be available (off-set of the advantage; Vorteilsausgleich).

If and to the extent that a payment in respect of a Breach has been made to Purchaser by Seller or such Breach has otherwise been remedied in accordance with this Section 9 by Seller, solely due to a circumstance for which any of Purchaser, Purchaser Parent or any of their subsidiaries (including after Closing, any of the Companies) receives a cash payment according to clause (vii) or (viii) above, an amount equal to such cash payment shall be paid by Purchaser to Seller within ten (10) Business Days after receipt of such payment.

(c)
For the avoidance of doubt, if and to the extent Purchaser or Purchase Parent is entitled to a claim, or payment in respect of the same factual circumstances (Lebenssachverhalt) under more than one provision of this Agreement, then the Purchaser or Purchaser Parent shall only be entitled to recover once (no double dip).  This applies mutatis mutandis for any claims of EPP GmbH or Seller.

(d)
Paragraph (b) lit (ii) to (viii) shall apply mutatis mutandis to Seller’s or New Packaging’s monetary liability under or in connection with any indemnity or breach of any of the covenants provided for in this Agreement. Paragraph (b) lit (ii), (iii), (iv), (vii) and (viii) shall apply mutatis mutandis to Purchaser’s monetary liability under or in connection with any indemnity or breach of any of the covenants provided for in this Agreement.

(e)
On each occasion that any Party shall be entitled to indemnification under this Section 9, the relevant indemnified Party shall promptly pay the amount of such indemnification following the receipt of notice of a claim therefor.

9.2	Notification of Damage Claims and Remedial Measures

(a)
Purchaser shall inform Seller and/or EPP GmbH (each, the “Indemnifying Party”) of any Breach, together with a reasonably detailed description of its claim, and, if possible, the estimated amount of such claim, without undue delay (unverzüglich) by written notice to be delivered, at the latest, within two weeks after Purchaser has received actual knowledge of a Breach, in particular if third parties assert or threaten in writing claims against Purchaser or the Companies that would lead to a liability of the Indemnifying Party under or in connection with this Section 9.2(a).  In addition, Purchaser shall send copies of all documents and information required for the assessment whether there are valid grounds for a Breach or the asserted or threatened claim to the Indemnifying Party upon request from time to time.

(b)
In case of such third parties’ claims, the Indemnifying Party shall have the opportunity to defend the claim addressee against such claims at the Indemnifying Party’s sole cost and expenses if the Indemnifying Party has unconditionally acknowledged in writing its obligation to indemnify the Purchaser Indemnified Parties under this Agreement.  The Indemnifying Party must notify Purchaser of its intention to defend the claim addressee within twenty Business Days after receipt of notice from the Purchaser about such a third party claim.  Notwithstanding the Indemnifying Party’s election to so assume the defense of any such claim, the Purchaser Indemnified Party shall have the right to employ at Purchaser’s sole cost and expenses, separate counsel and participate in (but not control) such defense.  In the event that the Indemnifying Party has not assumed the defense of the claim after notice thereof, (i) the Purchaser Indemnified Party shall defend against the claim in any manner which is in compliance with its duty to mitigate damages pursuant to section 254 BGB and (ii) the Indemnifying Party will reimburse the Indemnified Party for the costs of defending against the claim if and to the extent such costs are Damages for which the Purchaser Indemnified Party is actually entitled to indemnification hereunder.

(c)
The Indemnifying Party shall not consent to a settlement or a consent judgment (Anerkenntnisurteil) of a third party claim it is defending or that a Purchaser Indemnified Party has made or could reasonably make a claim for indemnity hereunder without Purchaser’s prior written consent, not to be unreasonably withheld, unless to the extent that such settlement or judgment settles the matter in dispute and solely results in monetary damages in respect of which the consenting Indemnifying Party is liable pursuant to this Agreement.  In case of other third party claims for which a Purchaser Indemnified Party shall seek indemnification, Purchaser shall only consent to a settlement or consent judgment with Seller’s prior written consent, not to be unreasonably withheld.

(d)
In the event and to the extent that Seller indemnifies Purchaser for a Breach in accordance with this Section 9, Purchaser shall promptly assign or procure to have assigned to Seller all claims Purchaser or the Companies might have against any third party (in particular insurances) in connection with the event that cause such losses for which Seller grants Purchaser indemnification under this Section 9.  In the event that an assignment of such claims should not be possible for legal reasons, Purchaser shall procure that Seller be put in a position as if an assignment had been effected.

(e)
Any liability of Seller under this Section 9 shall be excluded if and solely to the extent that Seller thereby is prejudiced by a failure of Purchaser to comply with its obligations under this Section 9.2 and failure to provide notice in the matter as set forth in the first sentence of Section 9.1(a).

9.3	Monetary Limitations on Liability

(a)
Each of Seller and New Packaging will only be liable to cure a Breach or to pay Damages in accordance with Section 9.1 to the extent the individual claim by any Purchaser Indemnified Party exceeds EUR 100,000 (in words: one hundred thousand Euro), provided that claims out of a single event, cause, act or omission or, in each case, related series thereof shall be aggregated and be treated as one individual claim, and only if all indemnifiable individual claims above such threshold exceed an aggregate amount of EUR 1,000,000 (in words: one million Euro) (in which case only the excess amount shall be recoverable (Freibetrag nicht Freigrenze)).  These limitations in this Section 9.3(a) shall not apply to a Breach of or Damages from the following:  all guarantees by New Packaging and the guarantees of Seller set forth in Sections 7.1, 7.2, 7.3(a), 7.4 (excluding 7.4(e)), 7.6, 7.14, 7.16(m), 7.17, 7.20 and 7.21.  For the purposes of determining any Breach or Damage or applying the minimum amounts and thresholds in this Section 9.3(a), where any representation includes any “materiality” or “Material Adverse Effect” qualification, the EUR 100,000 minimum claim amount set forth in this Section 9.3(a) shall apply (to the extent applicable) but does not require a finding of a loss or limit any recovery of any loss in excess of such “materiality” or “Material Adverse Effect” qualification.

(b)
The total amount of Seller’s and New Packaging’s liability under or in connection with this Agreement, including both of (x) Seller’s obligation to make payment for obligations of New Packaging pursuant to Section 9.8 and (y) New Packaging’s obligations under Section 9.7(a)(ii), shall be limited to an aggregate amount of 10% of the Stated Purchase Price, provided, however, that this limitation in Section 9.3(b) shall not apply to or take into account any matter contemplated by Section 9.3(c), Section 9.3(d) or Section 9.3(e).

(c)
The total amount of each of Seller’s, Purchaser Parent’s and Purchaser’s liability under or in connection with this Agreement arising from a breach of any of its obligations (including covenants) under this Agreement (other than Section 8.7, which shall be governed by Section 9.3(d) and both of (x) Seller’s obligation to make payment for obligations of New Packaging pursuant to Section 9.8 and (y) New Packaging’s obligations under Section 9.7(a)(ii), which shall be subject to Section 9.3(b) as provided above), when taken together with all liabilities that may be collected pursuant to (but otherwise may be limited by) Section 9.3(b), shall be limited to an aggregate amount equal to 20% of the Stated Purchase Price, provided, however, that this limitation in Section 9.3(c) shall not apply to or take into account any matter contemplated by Section 9.3(d) or Section 9.3(e) except, for avoidance of doubt, as expressly set forth in the aggregation language of the limitation in this Section 9.3(c).

(d)
The total amount of Seller’s and New Packaging’s liability under or in connection with the following matters, when taken together with all liabilities that may be collected pursuant to (but otherwise may be limited by) Section 9.3(b) or 9.3(c), shall be limited to an aggregate amount equal to 100% of the Stated Purchase Price, provided, however, that this limitation in Section 9.3(d) shall not apply to or take into account any matter contemplated by Section 9.3(e):

(i)	a Breach of or Damages from Seller’s guarantees contained in Sections 7.1, 7.2, 7.4 (excluding 7.4(e)), 7.17, and 7.20;

(ii)
a breach of any of New Packaging’s obligations (including covenants), for avoidance of doubt other than both of (x) Seller’s obligation to make payment for obligations of New Packaging pursuant to Section 9.8 and (y) New Packaging’s obligations under Section 9.7(a)(ii), which shall be subject to Section 9.3(b) as provided above;

(iii)	a breach of any of Seller’s obligations (including covenants) arising under Section 8.7; and

(iv)	the obligations (including covenants) under Section 10.

(e)
Notwithstanding Section 9.3(b), Section 9.3(c) or Section 9.3(d), New Packaging’s and, with respect to clause (iii) below, each of Seller’s, Purchaser’s and Purchaser Parent’s liability under or in connection with this Agreement for the following matters shall not be limited by any monetary limitation:

(i)	liability for a Breach of or Damages from any guarantees of New Packaging;

(ii)	liability under Section 9.7(a)(i) and/or 9.7(a)(iii); and

(iii)	for the avoidance of doubt, any obligations pursuant to Section 4.

(f)
For purposes of the application of the limitations set forth in Section 9.3(b) through Section 9.3(d), the Parties agree that the order in time in which a claim that would be subject to such limitations is brought shall not affect the application of such limitations to the subject matter thereof.  For example, for illustrative purposes only, the Parties intend that the application of Section 9.3(b) through Section 9.3(d) would provide that if a claim for a breach of covenants subject to Section 9.3(c) resulting in an indemnification payment equal to 12% of the Stated Purchase Price and thereafter a claim for indemnification for a breach of a guarantee that would be subject to Section 9.3(b) for a claim amount equal 9% of the Stated Purchase Price, the second claim shall not be limited by Section 9.3(b) when applied (despite the fact that payments in excess of the limitation set forth therein have already been paid) but collection from such claim shall be limited to an amount equal to 8% of the Stated Purchase Price by the application of the aggregate limitation in Section 9.3(c) resulting in aggregate collection for matters subject to Section 9.3(b) and Section 9.3(c) collectively not to exceed the maximum amount provided for in Section 9.3(c).

(g)
Guarantor’s obligation and liability pursuant to Section 9.8 and the other provisions of this Agreement shall always be subject to statutory capital maintenance provisions (in particular, sec. 30 GmbHG) applicable to the Guarantor or its legal successor and shall at all times be limited to such amount as may be paid from time to time in compliance with these provisions subject to the following modification: For the purpose of calculating the assets required to maintain the registered share capital of the Guarantor in order to comply with its obligations under the above mentioned sections, the following adjustments shall apply: Such Liabilities of the Guarantor shall be disregarded which are owed to any member of Seller’s Group or, to the extent agreed or extended after the date hereof any (direct or indirect) shareholder of Seller. The limitations contained in this Section 9.3(g) shall be referred to as “German Capital Maintenance Rules.”

9.4	Statute of Limitation

(a)
Any claims of Purchaser for a Breach pursuant to Section 9.1(a) shall become time-barred (Verjährung) upon expiry of 30 September 2011, except for Breaches of (i) the representations under Sections 7.1, 7.3(a), 7.4 (excluding 7.4(e)), 7.6, 7.14, 7.16(m), 7.17 and 7.21 which shall become time-barred three (3) years after the Closing Date and (ii) the representations under Sections 7.17 and 7.20 which shall become time-barred five (5) years after the Closing Date

(b)	Any claims of Purchaser or Seller pursuant to Section 10 shall become time barred in accordance with Section 10.7.

(c)
Any limitation period pursuant to this Section 9.4 shall be suspended (gehemmt) (i) for a period of three (3) months after delivery of a written notice to indemnifying party that there was a Breach or (ii) in the event that a statement of claims is filed with the competent court (in accordance with Section 15.2) within the applicable limitation period (section 204 para. 1 no. 1 BGB).  In case of an interruption (Neubeginn), the new limitation period (section 213 BGB) shall be the longer of six months or the reminder of the initial limitation period.  This Section 9.4(c) shall apply mutatis mutandis to any limitation period pursuant to this Agreement, including Sections 9.6(c) and 9.7(d) (including any claims of Seller and/or New Packaging against Purchaser and/or Purchaser Parent).

9.5	No Additional Rights or Remedies

(a)
The Parties agree that the rights and remedies which the Parties may have with respect to the breach of any representation, warranty, covenant or agreement or with respect to any indemnity contained in this Agreement are limited to the rights and remedies explicitly contained herein.

(b)
Other than the rights and remedies under this Agreement, any and all rights and remedies of any legal nature which Purchaser or Purchaser Parent may otherwise have (except for claims for specific performance (primäre Erfüllungspflichten), against any member of Seller’s Group (including EPP GmbH) in connection with the sale of the Sold Share to Purchaser, this Agreement or the transactions contemplated hereby shall be excluded.  In particular, without limiting the generality of the foregoing, Purchaser and Purchaser Parent hereby waive any rights and claims under statutory representations and warranties (sections 434 et seq. BGB), statutory, contractual or pre-contractual obligations (sections 280 to 282, 311 BGB) or frustration of contract (section 313 BGB) or tort (sections 823 et seq. BGB) and Purchaser and Purchaser Parent shall not have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect, except for the termination rights set forth in Section 5.3.  Section 377 HGB, and unless to the extent otherwise stated in Section 9.1(b)(i), Section 442 para. 1 BGB shall not apply.  This paragraph applies mutatis mutandis to Seller’s and Guarantor’s claims against Purchaser and Purchaser Parent in connection with a breach of Purchaser’s and Purchaser Parent’s respective obligations under this Agreement.

(c)
The provisions of this Section 9.5 shall not affect any rights and remedies of the Parties for fraud (Arglist) or wilful misconduct (Vorsatz) nor any claims of Seller arising from a breach of Purchaser’s obligation to pay the Purchase Price, the Inter-Group Net-Debt Amount or the ES Loan Receivable Purchase Price in accordance with Section 4 or any claims of Purchaser or Seller to pay any adjustment amount contemplated thereby in accordance with Section 4.

(d)
For the avoidance of doubt, nothing in this Section 9.5 shall exclude the right of any of the Parties to enforce its rights and claims it may have hereunder by way of an injunctive relief (einstweilige Verfügung)).

9.6	Indemnities for Non-Compliance

(a)
Seller and New Packaging shall indemnify and hold harmless the Purchaser Indemnified Parties against any Damages arising from or in connection with a breach of any of its obligations (including covenants) under this Agreement other than a Breach.

(b)
Purchaser shall indemnify and hold harmless Seller against any Damages arising from or in connection with a breach of any of its obligations (including covenants) under this Agreement other than breaches pursuant to Section 11.

(c)
The obligations of any Party pursuant to any of the obligations (for avoidance of doubt, except as otherwise provided for in this Section 9) shall obligate performance of such Party for the following periods: (i) if the relevant obligation provides for a certain fixed term, the duration of such fixed term; and (ii) if the relevant obligation does not provide for a certain fixed term, such obligation shall expire on the second anniversary of the Closing Date.  Any right of any Party to bring a claim under this Section 9.6 with respect to a violation of obligation shall become time-barred following the six (6) month anniversary of the expiration of such obligation as provided in the immediately preceding sentence, but in no event earlier than 30 September 2011.

(d)
In the event that a claim of a Party pursuant to this Section 9.6 arises from a violation of the covenants provided for in Section 8.7 or Section 13.2, the damage recoverable pursuant to this Section 9.6 shall also include loss of profit (entgangener Gewinn).

9.7	Excluded Liabilities

(a)
Notwithstanding anything to the contrary set forth in this Agreement, following the Closing, New Packaging shall indemnify and hold harmless Purchaser and Purchaser Parent and the Companies (each, a “Purchaser Indemnified Party”) from and against all Liabilities (including those arising under any Environmental Law), including costs and expenses (including reasonable attorneys’ fees and expenses), incurred by, imposed upon or asserted against any Purchaser Indemnified Party with respect to or related to any of the following Liabilities of any member of Seller’s Group, the Companies (excluding with respect to clause (i) or clause (iii) to the extent arising out of action of the Companies from and after the Closing) or any predecessor of the foregoing or any of their respective businesses (collectively, the “Excluded Liabilities”):

(i)
any Liability that is not exclusively related to or arising out of the Solar Business, including any Liability related to or arising out of the operation, use or activity of, or any asset or liability of, the Packaging Business (including as conducted by any predecessor), any discontinued operation or any other business, or activity or operation (in each case other than the Solar Business) or any Liability under the EPP Transfer (including funding security to any creditors of EPP GmbH in connection with the termination of the EPP Profit Transfer Agreement) (excluding any Liability of Target to indemnify New Packaging under Section 5 of the agreement for the EPP Share Transfer), provided that if any such Liability is partly related to or arising out of the Solar Business, Seller shall only be obliged to indemnify the Purchaser Indemnified Party in accordance with this paragraph (i) on a pro-rata-basis in proportion to such percentage as represents that portion of the relevant Liability (measured by its face value) which is not related to or arising out of the Solar Business;

(ii)
any Liability related to or arising out of any facts, circumstances or activity existing, caused or occurring prior to the date of the closing of the transactions contemplated by that certain agreement, dated as of 24 May 2002, between BP Chemicals PlasTec GmbH, BP America Chemicals Company, BXL Plastics Limited, Etimex Technical Component GmbH, Etimex Primary Packaging GmbH, 3D Blowtech Corp. and BP International Limited; and

(iii)
any Liability related to or arising out of any facility or real property other than the Current Properties, including (A) any and all facilities or real property (other than the Current Properties) currently or formerly owned, operated, leased or occupied by any of the Companies, Seller or their respective Affiliates or predecessors, and (B) the transportation, treatment, storage or disposal of any hazardous materials or the arrangement for such activities at, to or from any site (other than their presence at the Current Properties) by, on behalf of, or in connection with any of the Companies, Seller or their respective Affiliates or predecessors and other than related to the Solar Business.

(b)	For avoidance of doubt, no Purchaser Indemnified Party shall be entitled to recover more than once for the same Liability for which indemnity is received under any other provision of this Section 9.

(c)	Subject to this Section 9.7, nothing in this Agreement shall exclude the rights of any Person under or in connection with the Spin-Off Agreement.

(d)	Any claims under this Section shall become time-barred three (3) years after Closing.

9.8	Collection; Guarantor’s Guarantees

(a)
Subject to Section 9.3(g), Guarantor hereby acknowledges and agrees that it assumes joint and several liability (haftet als Gesamtschuldner) as principal and not as surety (Bürgschaft), to Purchaser for the due and complete payment and performance of all of the obligations of Seller under and in connection with this Agreement. Seller hereby acknowledges and agrees that it assumes joint and several liability as principal and not as surety, to Purchaser for the due and complete payment and performance of all of the obligations of Guarantor under and in connection with this Agreement.

(b)
The provisions of this Section 9.8 shall continue to be effective or be reinstated, as the case may be, if at any time and to the extent that any payment of any of the Seller’s or respectively Guarantor‘s obligations is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of Seller or Guarantor, all as though such payment had not been made.  Notwithstanding anything to the contrary contained herein, nothing in this Section 9.8 shall be deemed to constitute a waiver of, or prevent Guarantor or respectively Seller from asserting, any valid defense that may be assertable by Seller or respectively Guarantor.

(c)
Seller, Guarantor and Purchaser agree that Purchaser shall first try to collect from Guarantor any payment claims under and in connection with this Agreement either against the Seller in respect of which Guarantor has assumed joint and several liability in accordance with the first sentence of Section 9.8(a) or against the Guarantor, in both cases unless and to the extent (i) Guarantor has not made the relevant payment when due (fällig) or has alleged it will not make such payment, (ii) making the relevant payment would not be allowed under German Capital Maintenance Rules or Guarantor alleges such non-allowance, or (iii) insolvency proceedings are applied for, commenced, or rejected due to lack of assets with respect to Guarantor or Guarantor is over indebted, (threatened) illiquid or otherwise insolvent under applicable laws.

(d)
In connection with (and no later than the effective time of) any transaction that constitutes a sale, dividend or other distribution or liquidation of all or a majority of either of Seller’s or New Packaging’s assets (excluding, for the avoidance of doubt, any dividend payments or distribution of liquidation proceeds or other distributions to the shareholder(s) of Seller of New Packaging, in each case if made in the form of cash), either in one transaction or a series of related transactions, Seller or New Packaging, as appropriate, shall ensure that the transferee(s) to such transaction to execute and deliver a Contract providing for the assumption of the obligations of such transferor Party pursuant to this Agreement, provided, that, in the event that the Seller enters into any such transaction(s), such Contract may provide for the termination of the transferee(s)’ obligations assumed thereunder at the earlier of the end of the contractual term of such obligation and the third anniversary of the Closing Date.  Subject to the foregoing, the Contract shall provide that the transferee shall agree to assume joint and several liability in respect of all of the obligations of Seller or New Packaging, as appropriate, under and in connection with this Agreement, which assumption of liability shall relieve Seller and, as applicable, New Packaging, of any obligation under this Agreement in proportion to such percentage as represents that portion of Seller’s or, as applicable, New Packaging’s assets (measured by their fair market value), which has been transferred to the transferee(s), and for which Purchaser and Purchaser Parent shall be express third party beneficiaries thereof.  Seller or New Packaging, as appropriate, shall deliver written notice to Purchaser and Purchaser Parent of the actions and agreements contemplated by this Section 9.8(d) at or prior to the effective time of the transaction, together with a copy of the Contract delivered in connection with this Section.  If Seller or New Packaging is unable to obtain the Contract, such Party may propose to Purchaser and Purchaser Parent alternative arrangements to provide for the guaranty of such Party’s obligations under this Agreement, including assumption of such obligations by another creditworthy Person, in lieu of the Contract contemplated by this Section 9.8(d), and Purchaser and Purchaser Parent may consent to such alternative arrangements, which consent shall not be unreasonably withheld or denied.  Seller’s obligations pursuant to this Section 9.8(d) shall cease to exist on the third anniversary of the Closing Date.

9.9	Purchase Price Adjustment

Any payments made by the Seller to the Purchaser or the Companies pursuant to this Agreement or vice versa shall be deemed to constitute an adjustment of the Purchase Price.  The Parties shall treat any such payments as an adjustment of the Purchase Price for all tax, accounting and financial reporting purposes.

9.10	Waiver

(a)
Seller and EPP GmbH hereby waive, and shall procure that any other member of Seller’s Group shall waive, irrevocably and unconditionally any and all claims - past or current, known or unknown, actual or contingent (including those the basis of which was laid prior to Closing), irrespective of its legal basis (e.g. contract, tort, unjustified enrichment) - they might have against any former, current or future employees, directors or officers of Purchaser, Purchaser Parent and, after Closing, the Companies. Purchaser and Purchaser Parent hereby waive, and shall procure that any of their respective current and future, direct and indirect subsidiaries (including after Closing, the Companies) shall waive, irrevocably and unconditionally, any and all claims - past or current, known or unknown, actual or contingent (including those for which the basis was laid prior to Closing), irrespective of its legal basis (e.g. contract, tort, unjustified enrichment) - they might have against any former, current or future employees, directors or officers of any member of the Seller’s Group.

(b)
Seller and EPP GmbH hereby waive, and shall procure that any other member of Seller’s Group shall waive, irrevocably and unconditionally any and all claims - past or current, known or unknown, actual or contingent (including those for which the basis was laid prior to Closing), irrespective of its legal basis (e.g. contract, tort, unjustified enrichment) - they might have against any of the Companies.  After Closing, Purchaser and Purchaser Parent shall procure that the Companies shall waive, irrevocably and unconditionally, any and all claims - past or current, known or unknown, actual or contingent (including those for which the basis was laid prior to Closing), irrespective of its legal basis (e.g. contract, tort, unjustified enrichment) - they might have against any member of the Seller’s Group.

(c)	The waivers pursuant to this Section 9.10 are subject to Closing and shall not apply for the following cases:

(i)	any liability arising out of willful misconduct (Vorsatz);

(ii)
any claims provided for in or contemplated by this Agreement and the agreements (including the agreement for the EPP Share Transfer) and transactions contemplated by this Agreement (including trade receivables and trade payables and claims mentioned in Section 10.6); and

(iii)	any claims of Target, EPP GmbH and Seller under the ES Profit Transfer Agreement, the EPP Profit Transfer Agreement and the Spin-Off Agreement.

SECTION 10.    TAXES

10.1	Tax Indemnification

(a)
Subject to the provisions contained in this Section 10, Seller shall pay Purchaser an amount equal to any Indemnifiable Tax of any of the Companies in each case related to any Pre-Effective Date Tax Period, net of any Tax Saving related to the Indemnifiable Tax (the “Tax Loss”).

(b)
Seller shall not be liable for any Tax Loss to the extent Purchaser has breached any Tax Covenant pursuant to Section 10.2 and such breach has increased the relevant Tax Loss (without prejudice to any other rights of Seller under this Agreement arising from the breach).

(c)
Seller shall only be liable for any Tax Losses to the extent that the aggregate amount of such Tax Losses exceeds the aggregate amount of any accrued liabilities and any provisions for Taxes which are shown in the Effective Date Financial Statements and which have reduced the Purchase Price.

(d)
Seller shall not be responsible for any Tax liabilities attributable to periods ending on or before the Effective Date if and to the extent (i) they are resulting from any change in the accounting and taxation principles or practices of Target (including methods of submitting Tax Returns) introduced after the Closing Date or (ii) they are caused by any transaction, action, omission, declaration or any other means after the Closing Date, in each case unless any such above action was required by law, administrative guidelines, accounting rules or a Taxing Authority.  Seller shall also not be responsible for any Tax liabilities attributable to periods ending on or before the Effective Date if and to the extent such Tax liabilities result from an amendment of Tax Returns relating to Pre-Effective Date Tax Periods after Closing, unless such amendment was required by law, or was made pursuant to an instruction by the Seller in accordance with Section 10.2(b) below.

10.2	Tax Covenants of Purchaser

(a)
Purchaser shall not take, and shall procure that after the Closing Date none of the Companies will take, any action or omit to take any action, the effect of which would give rise to any Tax liability (including any Tax indemnification liability) of Seller unless any such above action was required by law, administrative guidelines, accounting rules or a Taxing Authority.  Purchaser shall not, and shall procure that none of the Companies shall, amend any Tax Returns relating to Pre-Effective Date Tax Periods after Closing, unless such amendment was required by law, or was made pursuant to an instruction by Seller in accordance with Section (b) below.

(b)
Purchaser will cause Target to file, make or change any Tax election/claim, and to file, make or amend any Tax Return or take any position on any return in respect of Pre-Effective Date Tax Periods, including but not limited to any Tax loss group relief claim, as reasonably instructed by Seller and at such Seller’s cost and expense, provided that such actions are in accordance with relevant law.

(c)
Purchaser shall (i) cause the Companies not to raise against Seller or its Affiliates any claims relating to group charges (Steuerumlagen) for trade tax or other Taxes (whether actual or notional) for any Pre-Effective Date Tax Period and (ii) indemnify and hold harmless Seller’s Group (and EPP GmbH) from all claims raised by any of the Companies with respect to such group charges.  Likewise, Seller and EPP GmbH shall not raise against the Purchaser, the Companies or its Affiliates any claims relating to group charges (Steuerumlagen) for any Pre-Effective Date Tax Periods and shall indemnify and hold harmless the Purchaser, the Companies and its Affiliates from all such claims raised against the Companies or its Affiliates.

(d)
If and to the extent Purchaser fails to comply with any of its obligations under this Section 10.2 Purchaser shall indemnify and hold harmless Seller for increased Taxes (net of any Tax Savings) incurred by the Seller and its Affiliates, which result from such breaches.

10.3	Tax Refunds

(a)	Purchaser shall pay to Seller

(i)
the amount of any Tax Refund together with any interest received from a Taxing Authority on the reimbursed amount, net of any Increased Tax related to the Tax Refund, except to the extent such Tax Refunds were already reflected in Effective Date Financial Statements and had increased the Purchase Price,

and

(ii)
the amount of any utilized Tax Saving of Target, of Purchaser and/or of any taxable person or entity affiliated to Purchaser, if and to extent such Tax Saving is related to any increased Tax (net of Seller Tax Saving) (“Seller Tax Loss”) but only if and to the extent (x) such Seller Tax Loss is caused pursuant by (a) the fiscal unity (Organschaft) between Seller and Target, (b) an increased income at the level of Target (Organeinkommen) in a Pre-Effective Date Tax Period as assessed by the Taxing Authorities (e.g. following a tax audit) without taking into account any changes to the fiscal income of EPP GmbH as attributed to Target, and (y) such increase of the fiscal income of Target results in a utilized Tax Saving in the first two Tax periods ending after the Effective Date (steuerliche Umkehreffekte). For the purposes of this paragraph (ii) and paragraph (b) below, a Tax Saving of Target, of Purchaser and/or of any taxable person or entity affiliated to Purchaser shall be utilized if it has effectively reduced the Tax payable for a Tax period or resulted in an increased and paid out Tax refund.

(b)
Seller shall pay to the Purchaser the amount of any utilized Seller Tax Saving, if and to extent such Seller Tax Saving is related to (i) the fiscal unity (Organschaft) between Seller and Target, (ii) a reduction of the income at the level of Target (Organeinkommen) in a Pre-Effective Date Tax Period without taking into account any changes to the fiscal income of EPP GmbH as attributed to Target as assessed by the Taxing Authorities, and (iii) an increase of the income at the level of Target, the Purchaser, and/or any taxable person or entity affiliated to Purchaser in the first two tax periods ending after the Effective Date which has increased the Tax payable by the Target, the Purchaser, and/or any taxable person or entity affiliated to Purchaser.

(c)
If and to the extent (i) Seller has indemnified and held harmless Purchaser or the Companies from any Taxes imposed upon the Companies and (ii) such Taxes are no longer applicable as a result of appeals being filed or by reason of a court decision or a closing agreement or any other settlement agreement entered into in connection with an administrative or judicial proceeding, Purchaser shall reimburse or procure that the Companies reimburse Seller for the payments made by Seller under this Section 10 with respect to such Taxes, together with any interest received from a Taxing Authority on the reimbursed amounts.

(d)
Purchaser shall promptly notify Seller in writing of the receipt of any Tax Refund and any Taxes no longer applicable for which Seller has made payments under this Section 10. Seller shall notify Purchaser promptly of any Seller Tax Saving which could trigger a payment obligation of Seller under Section 10.3(b).

(e)
Any amount payable pursuant to this Section 10.3 shall be due and payable within ten Business Days after the Tax Refund has been received by any of the Companies, the Seller or their respective Affiliates, as the case may be.

10.4	Indemnification Procedures

(a)
Any amount payable to the Purchaser pursuant to this Section 10 shall be due and payable not later than two (2) Business Days before the Indemnifiable Tax becomes due and payable to the Taxing Authority.

(b)
If, after the Closing, any Taxing Authority informs Purchaser or any of the Companies of a proposed audit, assessment, dispute or other circumstance relating to any Tax with respect to which Seller may incur any liability hereunder, Purchaser shall notify Seller of such matter and make available to Seller copies of the received documents and other relevant documents of the Companies pertaining thereto. Purchaser shall give such notice and deliver such documents promptly, latest within ten Business Days after Purchaser or any of the Companies has received the relevant information or documents, as the case may be, from the Taxing Authority, or at any earlier date if required to enable Seller to participate in any Tax audit or to review the relevant Tax assessment within the applicable period available for an appeal or other legal remedy.  If Purchaser has reason to believe that a payment is to be made by Seller pursuant to Section 10.1, the Purchaser shall send a written notice to the Seller without undue delay and shall include an estimate of the amount of such payment obligation.

(c)
Purchaser agrees, and shall cause Target, (i) to give Seller and/or its representatives the opportunity to participate in any audits, disputes, administrative, judicial or other proceedings related to any Tax for any Pre-Effective Date Tax Period, (ii) to comply with any instructions given by Seller and/or its representatives in relation to the conducting of such proceedings, and (iii) to challenge and litigate any Tax assessment or other decision of any Taxing Authority related to such Tax as requested by Seller.  When making any such instructions or requests, the Seller shall take reasonable economic interests of the Purchaser and any of the Companies into account.  Seller will bear the reasonable cost and expenses (excluding any internal costs) of any such actions and proceedings requested by the Seller.

(d)
If Purchaser has failed to comply with any of its obligations set forth in this Section 10.4 Seller shall no longer be liable under Section 10.1 with respect to the relevant Tax Loss to the extent such non-compliance has caused or increased the Tax Loss.

10.5	Cooperation on Tax Matters

(a)
Purchaser and Seller, to the extent permitted by law, shall fully cooperate, and shall cause their representatives to fully cooperate, with each other in connection with all tax matters relating to any Pre-Effective Date Tax Period, including the preparation and filing of any Tax Return or the conducting of any audit, investigation, dispute or appeal or any other relevant communication with any Taxing Authority. Any Tax Returns relating in whole or in part to any Pre-Effective Date Tax Period shall be subject to the review and prior written consent of Seller, such consent not to be unreasonably withheld. Purchaser shall procure that any Tax Returns to be reviewed and approved by Seller will be furnished to Seller no later than 20 days prior to the due date of the relevant Tax Return.

(b)
Cooperation between Purchaser and Seller shall include (but shall not be limited to) the providing and making available of relevant books, records and information, and the reasonable assistance of relevant officers and employees of the Companies or, as the case may be, Seller or its Affiliates, to the extent necessary in connection with such tax matters and always provided that the Purchaser’s representatives shall be entitled to attend any meeting and participate in any discussion between Seller and/or its representatives any employee or officer of the Companies.

(c)	Purchaser shall keep Seller fully informed regarding the commencement of any audit or other proceeding which may give rise to a claim under this Section 10.

(d)	Each Party shall bear its own expenses and fees in connection with this Section 10.5.

10.6	VAT Group

(a)
Seller and Target form a VAT group (umsatzsteuerliche Organschaft) starting 1 January 2010. For the avoidance of doubt, it is the mutual understanding that the provisions pursuant to this Section 10 shall include VAT which is imposed on Target or refunded to the Target in respect of periods up until and including the Effective Date if the German Taxing Authorities object to the VAT group for a period between 1 January 2010 and the Effective Date.  In this case, any payment pursuant to this Section 10 for VAT on sales and services provided between Target and Seller or vice versa which was previously treated as non taxable intra-VAT-group sales shall only be due and payable after receipt of an invoice which corresponds to the German invoicing requirements as outlined in Section 14 of the German VAT Law (Umsatzsteuergesetz). For the avoidance of doubt, VAT refunds to Target which result from new or amended invoices by the Seller under this Section 10.6 shall not be considered to be a Tax refund with the meaning Section 10.3 (no double dip).

(b)
Seller and Target assume that the VAT group was not formed before 1 January 2010. For the avoidance of doubt, it is the mutual understanding that the provisions pursuant to this Section 10 shall include VAT which is imposed on Target or refunded to Target in respect of periods up until and including the Effective Date if the German Taxing Authorities confirm that a VAT group was formed before 1 January 2010. The last sentence of Section 10.6(a) above shall apply mutatis mutandis.

9.6	Tax Limitation Period

Any claims of Seller and Purchaser under this Section 10 shall become time-barred upon the earlier of (i) the expiration of a limitation period of six months after the final and binding assessment (materiel bestandskräftig) of the relevant Tax and (ii) the fifth anniversary of the Effective Date; provided, that any of claims of Seller or Purchaser shall not become time-barred under lit. (ii) before (a) two weeks after an assessment regarding the relevant Tax has been rendered, and (b) if such assessment of the relevant Tax has been appealed, before the final and binding assessment resulting from such appeal.  Until expiry of such Tax limitation period, the Seller may at any time demand that a tax audit by the competent Taxing Authority be conducted in respect of the Companies, provided, however, that the Seller shall give three months advance notice to the Purchaser before making such demand.

SECTION 11.    REPRESENTATIONS OF AND INDEMNITY FROM PURCHASER AND PURCHASER PARENT

11.1	Representations

Purchaser and, where applicable, Purchaser Parent, represent and warrant in the form of an independent undertaking to Seller that the statements in this Section 11.1 are true and complete as of the date hereof and will be true and complete as of the Closing Date, provided, however, that representations which are expressly made as of a specific date shall be true and complete only as of such date. The scope and content of each representation of Purchaser and, where applicable, Purchaser Parent, contained in this Section 11.1, as well as Purchaser’s and, as applicable, Purchaser Parent’s, liability arising hereunder shall be exclusively defined by the provisions of this Agreement, which shall be an integral part of the representations of Purchaser and, as applicable, Purchaser Parent, and no representation of Purchaser or, as applicable, Purchaser Parent, shall be construed as a guarantee within the meaning of sections 443 and 444 BGB:

(a)
Purchaser is a company duly organized, validly existing and in good standing under the laws of Germany and has all requisite corporate or similar power and authority to own its assets and to carry on its business as presently conducted. Purchaser Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or similar power and authority to own its assets and to carry on its business as presently conducted.

(b)
The execution and performance by each of Purchaser and Purchaser Parent of this Agreement and the transactions contemplated hereby are within its corporate powers, do not violate the articles of association or by-laws of Purchaser, and have been duly authorized by all requisite corporate bodies, as necessary. This Agreement constitutes the valid and binding obligation of each of Purchaser and Purchaser Parent, respectively, enforceable in accordance with its terms, without any further condition unless otherwise specified herein.

(c)
Neither the execution and delivery of this Agreement by Purchaser or Purchaser Parent, nor the consummation of the transactions contemplated hereby (including the transactions referred to in Section 5.4) by Purchaser or Purchaser Parent, will: (i) conflict with or result in a breach of the articles of association, certificate of incorporation or bylaws or other organizational document of Purchaser or Purchaser Parent; (ii) violate any law or decree to which Purchaser or Purchaser Parent is, or its respective properties or assets are, subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material contract to which Purchaser or Purchaser Parent is a party or by which it is bound (except for any actions to be taken pursuant to the Financing or any actions for the pledge of interests and other security under its credit facility), except, in the case of either clause (ii) or (iii), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

(d)
Except with respect to the filings contemplated by Section 12(a), no consent, approval or authorization of, permit from, or declaration, filing or registration with any government or regulatory authority, or any other person or entity is required to be made or obtained by Purchaser or Purchaser Parent in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than filings pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(e)
There is no lawsuit, investigation or proceeding pending against, or, to Purchaser’s knowledge, threatened in writing against Purchaser before any court, arbitrator or Governmental Authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

(f)
Purchaser Parent has entered into financing arrangements (the “Financing”) which, together with cash on hand and available funds under Purchaser Parent’s credit facilities, constitute sufficient funds to enable Purchaser to make all payments required to be made for the consummation of the transactions contemplated hereby, including the payment of the Purchase Price.

(g)
Purchaser is purchasing the Sold Share for its own account and not with a view to or for sale in connection with any distribution thereof.  Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Sold Share and is capable of bearing the economic risks of such investment.

(h)
Other than the fees and expenses payable by Purchaser Parent to Deutsche Bank Securities Inc. for services as a financial advisor to Purchaser Parent in connection with the transactions contemplated hereby which shall be borne by Purchaser or Purchaser Parent, neither Purchaser nor Purchaser Parent has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement for which Seller could become liable.

Seller and Guarantor acknowledge that neither Purchaser nor Purchaser Parent makes any explicit or implied representations, warranties or guarantees and assume no disclosure or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.

11.2	Indemnity in Case of Breach of Representation

(a)	Purchaser shall indemnify and hold harmless Seller and New Packaging, from and against and in respect of any and all losses asserted against, suffered or incurred by Seller

(b)	or New Packaging which arise out of a breach or inaccuracy of any representation of Purchaser under Section 11.1 above.

(c)
Any claims of Seller or New Packaging under this Section 11 shall become time-barred upon the expiry of 31 December 2011, except for breaches of the representations under Sections 11.1(a) - 11.1(c) which shall become time-barred 3 years after the Closing Date.

(d)
Section 9.1, Section 9.2 and Sections 9.3(a), 9.3(b) and 9.3(d) shall apply mutatis mutandis to Purchaser’s liability under or in connection with any indemnity or breach of any of the guarantees of Purchaser Parent or Purchaser.

11.3	Purchaser Parent Guaranty

Until the Closing, Purchaser Parent hereby acknowledges and agrees that it assumes joint and several liability (haftet als Gesamtschuldner) and absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to Seller the due and complete payment and performance of all of the obligations of Purchaser under or in connection with this Agreement and of any Person to whom Purchaser assigns such obligations in accordance with Section 14.5(a). If and to the extent for any reason Purchaser shall fail or be unable to duly and completely pay or perform its obligations under or in connection with this Agreement, then Purchaser Parent shall forthwith duly and completely pay or perform such obligations.

SECTION 12. MERGER CONTROL PROCEEDINGS / OTHER REGULATORY REQUIREMENTS

(a)
Purchaser (and Seller, to the extent any filing cannot be made by Purchaser on behalf of Seller under applicable law), shall make any filings, notifications or submissions necessary in connection with (i) the clearance under section 53 para. 3 AWV referred to in Section 5.2(a)(ii), and (ii) any merger control clearance or antitrust approval for Germany and the countries for which a filing will be made as determined pursuant to the next sentence, and any other filings with, or notifications to, any Governmental Authority required in connection with this Agreement, and such filings, notifications or submissions will be made without undue delay after the determination pursuant to the next sentence has been made, but in any event within 30 days following the date hereof (other than to the extent any delay in such filings, notifications or submissions has resulted from the failure of Seller to provide Purchaser with any information related to any member of the Seller’s Group or the Companies reasonably necessary for such filings, notifications or submissions on a prompt basis). Seller and Purchaser shall agree in good faith as soon as reasonably practicable (and in any event within five (5) Business Days after the date hereof) for which of the additional countries listed in Schedule 12(a), if any (in addition to Germany), any merger control clearance or antitrust approval is reasonably likely to be required. In the event that the Purchaser and Seller cannot agree on the relevant additional countries, the Purchaser may determine the countries for which merger control clearance or antitrust approval is reasonably likely to be required.

(b)
In order to obtain all requisite approvals and clearances for the transactions contemplated by this Agreement under merger control laws or under any other applicable laws, the Parties shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire, and (iii) promptly provide each other or their respective legal advisors with copies of any written communication or a written summary of any non-written communication in connection with any proceedings, including any correspondence from the antitrust authorities and the German Federal Ministry of Economics and Technology, all to the extent reasonably practicable; provided, that if and to the extent that any such disclosure would extend to business or trade secrets (Betriebs- oder Geschäftsgeheimnisse) of either of the Parties, such disclosure shall only be made to the legal advisors of the other Party which shall use such information for the purposes of this Section 12 only and shall otherwise keep the information so disclosed strictly confidential.

(c)	Neither Party shall discuss with the antitrust authorities or the German Federal Ministry of Economics and Technology without prior consultation with the other Parties.

(d)
In the event that any obligations or conditions (Auflagen und Bedingungen) or other agreements or measures are required by any competent merger control or other competent authority as a condition to the clearance of the transactions contemplated hereby, no Party shall be obliged to comply with or agree to any such obligations or conditions, enter into the required agreements or make the respective measures (in particular, to divest of a business line), unless otherwise agreed by the Party to whom they would be imposed (it being understood that for these purposes, conditions or obligations or other agreements or measures on either of the Companies shall be deemed imposed on the Purchaser) in writing, nor shall Seller take, or permit any member of the Seller’s Group to take, any such action without Purchaser’s prior written consent.

(e)
Without limiting the obligations of the Parties pursuant to Section 8.3, with respect to the Closing Conditions set forth in Section 5.2, if the consummation of the Closing is prohibited by any governmental authority or court, the Parties shall consult in good faith with each other to determine whether to contest such decision.

(f)
If any obligations, conditions, other agreements or measures are required by any competent merger control or other competent authority as a condition to the clearance of the transactions contemplated hereby, the Parties shall discuss in good faith whether and how the transactions contemplated by this Agreement could be consummated in light of any decision by a competent authority after the Closing Date prohibiting any transaction contemplated hereby or whether any amendment of this Agreement shall be agreed.  Nothing in this Section 12 shall be deemed to be an agreement to enter into any further agreements or amendments to this Agreement following such good faith consultation.

(g)	Public Announcements, Non-Solicitation

SECTION 13.   PUBLIC ANNOUNCEMENTS, NON-SOLICITATION

13.1	Public Disclosure and Confidentiality

(a)
No Party shall make any press release or similar public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding the other Parties, disclosed to it in connection with this Agreement or its implementation; provided, however, that Seller and Guarantor acknowledge and agree that Purchaser Parent or Purchaser may disclose this Agreement, any summaries hereof or the transactions contemplated hereby or the status thereof in any filing to be made by such Party with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or the Securities Act of 1933, as amended, and the rules and regulations thereunder. Seller shall keep confidential and not disclose any business or trade secrets or other proprietary or confidential information of the Companies. The obligations under the preceding sentences shall not apply if expressly otherwise agreed upon with the other Parties, and except as may be specifically required in order to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange and to the extent such information is already in the public domain through no fault of the disclosing party; provided, however, that in the event disclosure is required by applicable laws, the restricted Party shall disclose no more information than necessary and, to the extent reasonably possible, provide the other Party with prompt notice of such requirement prior to making any disclosure so that such other Party may seek an appropriate protective order. Nothing in this Section shall prevent any Party from making a claim against any other Party on the basis of this Agreement or defending itself against such claims. Notwithstanding the foregoing, Seller shall have the right to disclose this Agreement and its content (i) to its shareholders and any representatives and advisors of its shareholders and (ii) to any potential acquirer (and its advisors and representatives) of Seller or EPP GmbH, provided always that the Persons to whom such disclosure is made are bound by contractual or professional duties of confidentiality which are no less strict than Seller’s respective obligations hereunder.

(b)
Seller hereby assigns without further, separate consideration, subject to the condition precedent (aufschiebende Bedingung) of occurrence of Closing, all rights and obligations under any non-disclosure and confidentiality agreement concluded in connection with the intended sale of the Sold Share with any potential acquirer to Purchaser.  The Parties shall use commercially reasonable efforts to obtain the consent of the respective third party to such assignments, to the extent required, without undue delay after signing of this Agreement, provided that any fees, expenses or costs incurred by the Parties in connection therewith shall be borne by Purchaser with its prior consent provided that, if such consent is denied, Seller shall be released from its obligations pursuant to this sentence of paragraph (b).  For the avoidance of doubt, in the event that such consents cannot be obtained, Seller shall enforce such non-disclosure and confidentiality agreements for the benefit of the Companies at Purchaser’s sole cost and expense.

13.2	Non-Solicitation

For a period of twenty-four months from the Closing Date:

(a)
Purchaser shall not, and procure that neither of its Affiliates from time to time, directly or indirectly, solicit or entice away any employee or officer from any member of Seller’s Group, or employ any employee or officer of Seller’s Group who is first identified (including by name) solely as a result of Purchaser’s access to information or investigation of the Transaction; and

(b)
Seller and New Packaging shall not, and Seller shall procure that the members of Seller’s Group will not, directly or indirectly, solicit or entice away any employee or officer from Target or the US Subsidiary or employ any employee or officer of Target or the US Subsidiary, except for the persons listed in Schedule 13.2(b).

The foregoing, however, shall not prohibit general solicitations for employees, including through newspaper or similar advertisements of general circulation or through search firms or placing advertisements in own internal publications, provided that any such solicitation is not directed primarily at employees or officers of the respective business.

SECTION 14. MISCELLANEOUS

14.1	Interest

In the event that a Party is in default (Verzug) with payments under this Agreement, it shall pay default interest at a rate of EURIBOR plus 4% per annum from and including the date of default until but excluding the date when the overdue amount is paid (calculated daily on the basis of a year of 365 days and payable at the same time as the payment to which it relates). The right to claim further interest damages, if any, shall remain unaffected.

14.2	Costs and Expenses

(a)
All transfer taxes (including real estate transfer taxes), stamp duties, fees (including notarial fees), registration duties or other charges in connection with any regulatory requirements (including merger control and AWV proceedings) and other charges and costs payable in connection with the notarization and execution of this Agreement and the implementation of the transactions contemplated hereby shall be borne by Purchaser, provided that all transfer taxes, stamp duties, fees, registration duties or other charges and costs payable in connection with the closing action pursuant to Section 5.4(c) and the EPP Transfer shall be borne by Seller.

(b)
Each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.  Any Company transaction related expenses or transactions contemplated hereby shall be paid by Seller.

(c)	The fees and costs of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft for the audit of the Effective Date Financial Statements shall be borne by Seller.

14.3	Notices

All notices under this Agreement must be in writing and will be deemed to have been duly given when

(a)	delivered by hand (with written confirmation of receipt);

(b)	sent by telefax; or

(c)	received when sent by courier or registered mail (return receipt requested);

in each case to the appropriate addresses and telefax numbers set forth in Schedule 14.3 (or to such other addresses and telefax numbers as a Party may designate by notice to the other Parties). The delivery of the notices to the legal counsel shall not substitute the delivery to the respective Party, unless expressly agreed in this Agreement.

14.4	Entire Agreement; Amendments and Waivers

(a)
This Agreement (including all Schedules hereto which constitute an integral part of this Agreement) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the confidentiality agreement between Seller and Purchaser dated 19 November 2009 (the “Confidentiality Agreement”), which will remain in full force and effect until the Closing Date and, if this Agreement is terminated pursuant to Section 5.3, beyond the date of such termination as and to the extent provided for therein. From and after the Closing, Seller shall have no further rights or remedies under the Confidentiality Agreement.

(b)
Any provision of this Agreement (including this Section 14.4) may be amended or waived only if such amendment or waiver is (i) by written agreement executed by all Parties and explicitly refers to this Agreement or (ii) by notarized deed, if required by law.

14.5	Assignments, Third Parties

(a)
Neither Party may assign any of its rights or obligations under this Agreement without the prior consent of the other Parties, provided that (x) until Closing Purchaser may assign its rights or obligations in whole (but not in part) to any subsidiary of Purchaser Parent and (y) Purchaser and/or Purchaser Parent may assign its rights as collateral to financial institutions financing the Purchaser, Purchaser Parent or any of their respective Affiliates (including, after the Closing) the Companies.

(b)
Except as expressly set forth in this Agreement, this Agreement shall not grant any rights to, and is not intended to operate for the benefit of, any third parties (kein Vertrag zugunsten Dritter oder mit Schutzwirkung für Dritte), other than (i) those employees identified in Section 9.10, who are express third party beneficiaries of such Section 9.10 only, and (ii) the arrangers, agents and lenders under commitments for the Financing, who are be express third party beneficiaries of Section 15.2 (but of no other provision of this Agreement or of any of the rights and obligations under or in connection with this Agreement).

14.6	Set-off and Retention

Except as expressly set forth in this Agreement, no Party shall be entitled to any set-off (Aufrechnung) or retention (Zurückbehaltung) with respect to any rights or claims under this Agreement unless the right or claim of the Party claiming a right of set-off or retention has been acknowledged in writing by the respective other Party or has been confirmed by a final decision of a competent court.

14.7	Further Assurances

The Parties agree:

(a)	to furnish upon request to each other such further information;

(b)	to execute and deliver to each other such other documents; and

(c)	to do such other acts and things;

all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement at the cost of the requesting Party.

14.8	Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby.  The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision.  The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall, to the extent legally permissible, be deemed to have been agreed upon which comes as close as possible to what the Parties in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall, to the extent legally permissible, be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

14.9	Interpretation

Terms to which a German translation has been added shall be interpreted throughout this Agreement according to the meaning assigned to them by the German translation.  In this Agreement, the term “including” shall mean including without limitation.  The headings and table of contents are for organizational purposes only and shall not affect the interpretation of this Agreement.  Any reference herein to a law or to a legal requirement law, with respect to any statute, ordinance, cite, rule or regulation, any provision thereof shall be deemed to include reference to all laws and or to such legal requirement and any legal requirement promulgated thereunder or provision thereof, as applicable, including any successor thereto, respectively, in each case, as may be amended.

SECTION 15. GOVERNING LAW, JURISDICTION

15.1	Governing Law

This Agreement shall be subject to and governed by the laws of the Federal Republic of Germany, excluding the conflict of laws provisions. The United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

15.2	Jurisdiction

The courts of Frankfurt am Main, Germany, shall have the exclusive jurisdiction for all disputes arising out of or in connection with this Agreement, including any disputes relating to the Financing (including any dispute with the arrangers, agents and lenders under any commitment letters with respect thereto).

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